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                                                                     EXHIBIT 2.3

                                 MOSS ROBERTSON
                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") dated as of
March 1, 1998 is entered into by and among the following parties
(the "Parties"): ROBERTSON OLDSMOBILE-CADILLAC, INC., a Georgia corporation ("Company"), E. MOSS ROBERTSON, JR., an individual ("Stockholder"), SUNBELT AUTOMOTIVE GROUP, INC., a Georgia corporation ("Sunbelt"), and BOOMERSHINE AUTOMOTIVE GROUP, INC., a Georgia corporation ("BAG").


                                   WITNESSETH:

         WHEREAS, the Company operates Oldsmobile, Cadillac, Isuzu, and Mazda automobile dealerships in Gainesville, Hall County, Georgia;

         WHEREAS, the Stockholder owns all of the issued and outstanding shares of common stock of the Company (the "Common Stock"); and

         WHEREAS, Sunbelt desires to purchase all of the issued and outstanding shares of Common Stock from the Stockholder (such shares being collectively referred to herein as the "Shares") and the Stockholder desires to sell the Shares to Sunbelt (upon the terms and subject to the conditions set forth in this Agreement) such that immediately after giving effect to such purchase and sale, Sunbelt will own one hundred percent (100%) of all of the issued and outstanding shares of Common Stock, on a fully diluted basis;

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

CERTAIN DEFINITIONS.

         "Accounting Principles" has the meaning set forth in ss.1.3(a) below.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.


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         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act

         "Affiliated Group" means any affiliated group within the meaning of Code ss. 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by NationsBank of Georgia, N. A.

         "Associate" used to indicate a relationship with any Person means: (i) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries the beneficial owner of thirty percent (30%) or more of: (1) any class or type of equity securities or other profits interest; or (2) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity.

         "Balance Sheet" means the Company's unaudited balance sheet as of October 31, 1997.

         "Base Price" has the meaning set forth in ss. 1.1 below.

         "Basis" means any past or present fact, situation, circumstance, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that actually forms or could reasonably form the basis for any specified consequence.

         "Best Efforts" shall be deemed to not include any obligation on the part of any Person to undertake any liabilities, expend any funds or perform acts which are materially burdensome to such Person; provided, however, that notwithstanding the foregoing, the term "best efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in conjunction with such obligation or the transactions contemplated hereby.

         "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under federal law.

         "Claims" has the meaning set forth in ss. 2.9 below.

         "Closing" has the meaning set forth in ss. 1.1(b) below.

         "Closing Date" has the meaning set forth in ss. 1.1(b) below.

         "Closing Date Balance Sheet" has the meaning set forth in ss. 1.3(a) below.

         "Code" means the Internal Revenue Code of 1986, as amended.


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         "Company" has the meaning set forth in the preface above.

         "Company Agreement" has the meaning set forth in ss. 2.15 below.

         "Compensation Commitment" has the meaning set forth in ss. 2.18(a) below.

         "Confidential Information" means any and all data or information of the Stockholder or the Company which relates directly and primarily to the business of the Company and which is not generally known to or by Persons whose businesses are competitive with the Company, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, information relating to sales records, profit and performance reports, sales and training manuals, selling and pricing procedures, financing methods, the special demands of particular customs, the current and anticipated demands of particular customers, specifications of any new services under development, and any other such information treated by the Stockholder or the Company as being confidential or labeled "Confidential," as well as all physical embodiments of any of the foregoing.

         "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

         "Costs" for Article 9 has the meaning set forth in ss. 9.7 below.

         "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan: (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan); or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss. 3(1).

         "Employment Agreement" means the Employment Agreement between the Company, Sunbelt, BAG and the Stockholder attached hereto as Exhibit A.

         "Employment and Labor Agreement" has the meaning set forth in ss. 2.16 below.

         "Environmental, Health and Safety Requirements" shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial


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and administrative orders and determinations, all contractual obligations and all applicable common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides. pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "Environmental Law" has the meaning set forth in ss. 2.11 below.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Plans" means all Employee Pension Benefit Plans and Employee Welfare Benefit Plans of the Company.

         "Escrow Agent" has the meaning set forth in the Escrow Agreement.

         "Escrow Agreement" refers to Exhibit B attached to this Agreement.

         "Escrow Amount" has the meaning set forth in the Escrow Agreement.

         "Estimated Closing Date Balance Sheet" has the meaning set forth in ss. 6.6 below.

         "Factory Statements" has the meaning set forth in ss. 2.5(c) below.

         "Fiduciary" has the meaning set forth in ERISA ss. 3(21).

         "FIFO Net Worth" has the meaning set forth in Section 1.2 below.

         "Financial Statement" has the meaning set forth in ss. 2.5 below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising an executive, legislative, judicial, regulatory or administrative function of or pertaining to government, including without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator of competent jurisdiction and any self-regulatory organization.


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         "Governmental Approval" means any material Consent of, with or to any
Governmental Authority.

         "Guaranty" refers to Exhibit C attached to this Agreement.

         "Hart-Scott-Rodino Act" or "H.S.R. Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Materials" has the meaning set forth in ss. 2.11 below.

         "Improvements" has the meaning set forth in ss. 2.10 below.

         "Indemnified Party" has the meaning set forth in ss. 9.3 below.

         "Indemnifying Party" has the meaning set forth in ss. 9.3 below.

         "Insider" shall mean the Stockholder, any director or officer of the Company, and any Affiliate, Associate or Relative of any of the foregoing persons.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information; (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

         "Judgment" has the meaning set forth in ss. 2.9 below.

         "Knowledge of the Stockholder", "Stockholder's Knowledge" or "Known to the Stockholder" means only the actual knowledge of the Stockholder and Lindsay
B. Robertson, and shall not include implied or constructive knowledge, or knowledge that would have been available after investigation or inquiry.

         "Leased Real Property" has the meaning set forth in ss. 2.10(b) below.


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         "Legal Requirements" means material laws, ordinances, codes, rules, regulations, standards, judgments and other requirements of all governmental, administrative or judicial entities.

         "Liability" means any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any Liability for Taxes.

         "Liens" shall mean any material mortgages, pledges, title defects or objections, liens, claims, security interests, and encumbrances or charges of any kind against the Company's property, other than Permitted Liens.

         "Market Value" means with respect to any share of Sunbelt Common Stock, the opening sale price of Sunbelt IPO Stock on the public securities trading markets on the Closing Date.

         "Material Adverse Effect" shall mean any change in, or effect on, the Company (including the business thereof) which is, or could reasonably be expected to be, materially adverse to the overall financial condition of the Company taken as a whole.

         "Multi-Employer Plan" has the meaning set forth in ERISA ss. 3(37).

         "Non-competition and Confidentiality Agreement" refers to Exhibit D attached to this Agreement.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Owned Real Property" has the meaning set forth in ss. 2.10(a) below.

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permits" means material franchises, licenses, permits, registrations, certificates, consents, approvals or authorizations.

         "Permitted Liens" means: (a) Liens reserved against in the Company's Balance Sheet, to the extent so reserved; (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP; or (c) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Company or materially interfere with the use thereof as currently used or contemplated to be used.


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         "Person" shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, trust, any other incorporated or unincorporated organization or entity and any governmental entity or any department or agency thereto.

         "Post-Closing Real Estate Lease" means the lease of the Company's facilities attached hereto as Exhibit E.

         "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 and Code ss. 4975.

         "Registration Rights Agreement" refers to Exhibit F attached to this Agreement.

         "Relative" of a Person shall mean such Person's spouse, parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

         "Reportable Event" has tile meaning set forth in ERISA ss. 4043.

         "Reviewer" has the meaning set forth in ss. 1.3(b) below.

         "Reviewed Balance Sheet" has the meaning set forth in ss. 1.3(b) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Share" means any share of the Common Stock of the Company.

         "Share Consideration" has the meaning set forth in ss. 1.1(c)(iii) below.

         "Stock Restriction Agreement" has the meaning set forth in ss. 2.3 below.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Sunbelt" has the meaning set forth in the preface above.

         "Sunbelt Public Offering Date" shall mean the date of the consummation of an underwritten public offering (the "Sunbelt IPO") pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of Sunbelt common stock (the "Sunbelt IPO Stock").

         "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental


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(including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including property taxes paid by the Company pursuant to any lease), personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in ss. 9.3 below.


                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES


         1.1      PURCHASE AND SALE OF THE SHARES.

         (A) PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, the Stockholder shall sell to Sunbelt, and Sunbelt shall purchase from the Stockholder, the Shares for an aggregate purchase price (the "Purchase Price") equal to the sum of (i) Four Million Seven Hundred Thousand Dollars ($4,700,000) (the "Base Price"), plus (ii) the "FIFO Net Worth" of the Company as shown on the Estimated Closing Date Balance Sheet. The Purchase Price is subject to adjustment after the Closing as provided in ss. 1.3(g) below.

         (B) CLOSING. Subject to the conditions set forth in this Agreement, the purchase and sale of the Shares pursuant to this Agreement (the "Closing") shall take place at the offices of Sunbelt's legal counsel in Atlanta, Georgia, or any other location agreed upon by the Parties, on the earlier of the Sunbelt Public Offering Date or a mutually agreeable date no later than June 30, 1998, subject to the Stockholder's and Sunbelt's respective rights to extend the Closing as provided in Section 8.1(b) hereof. The date on which the Closing occurs is herein referred to as the "Closing Date."

         (C) DELIVERIES AT THE CLOSING. Subject to the conditions set forth in this Agreement, at the Closing:

                  (i) the Stockholder shall sell, assign, convey, transfer and deliver to Sunbelt the Shares representing one hundred percent (100%) of the outstanding capital stock of the Company, free and clear of all Liens, and the Stockholder shall deliver to Sunbelt: (A) certificates representing the Shares bearing the restrictive legend customarily placed on securities that


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                           have not been registered under applicable federal and
                           state securities laws and accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Sunbelt good title to all the Shares, and (B) all opinions, certificates and other instruments and documents required to be delivered by the Stockholder at or prior to the Closing or otherwise required in connection herewith;

                  (ii) Sunbelt shall accept and purchase the Shares from the Stockholder and in payment therefor by wire transfer in immediately available funds pay to the Stockholder the Purchase Price, less the Escrow Amount and less $400,000;

                  (iii) Sunbelt shall deliver to the Stockholder (A) certificates representing Sunbelt common stock with an aggregate Market Value of $400,000 (the "Share Consideration"), bearing the restrictive legend customarily placed on securities that have not been registered under applicable federal and state securities laws, and any other documents that are necessary to transfer to Stockholder good title to such shares of Sunbelt Common Stock, or (B) at Sunbelt's option, in lieu of the delivery of such shares of Sunbelt common stock, an additional $400,000 by wire transfer in immediately available funds;

                  (iv) Sunbelt shall deliver to the Stockholder all options, certificates and other instruments and documents required to be delivered by Sunbelt and BAG at or prior to the Closing or otherwise required in connection herewith;

                  (v) Sunbelt, BAG, the Company and the Stockholder shall sign and deliver to one another executed copies of the Employment Agreement attached as Exhibit A;

                  (vi) Sunbelt, the Stockholder and Escrow Agent shall sign and deliver to one another executed copies of the Escrow Agreement attached as Exhibit B;.

                  (vii) Sunbelt and BAG shall sign and deliver to the Stockholder an executed copy of the Guaranty attached as Exhibit C.

                  (viii) Sunbelt shall pay and deliver the Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement;

                  (ix) Sunbelt, BAG and the Stockholder shall sign and deliver to one another executed copies of the Non-competition and Confidentiality Agreement attached as Exhibit D;


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                  (x)      The Company, Sunbelt, BAG and the Stockholder (as the
                           lessor) shall sign and deliver to one another executed copies of the Post-Closing Real Estate Lease attached as Exhibit E; and

                  (xi) The Stockholder and Sunbelt shall sign and deliver to one another executed copies of the Registration Rights Agreement attached as Exhibit F.

         1.2      COMPUTATION OF FIFO NET WORTH.

         (A) Generally Accepted Accounting Principals ("GAAP"), consistently applied, shall be utilized in determining the FIFO Net Worth of the Company on the Closing Date for purposes of the Estimated Closing Date Balance Sheet, the Closing Date Balance Sheet, the Reviewed Balance Sheet and the Final Balance Sheet. For purposes of this Agreement the following methods of valuation shall be deemed to be in accordance with GAAP and consequently shall be used for the purpose of determining the amounts to be included in the calculation of the FIFO Net Worth of the Company on the Closing Date.

                  (i) Parts, Accessories, Chemicals and Miscellaneous Supplies. All new, undamaged parts, accessories, chemicals and supplies shall be valued by an independent inventory valuation service (a) at prices determined by each automobile manufacturer's most current Parts Catalog price immediately prior to the Closing without regard to whether they were purchased directly from such manufacturer; and (b) if not listed in the automobile manufacturer's most current Parts Catalog, then all such unlisted parts and supplies (e.g., "NPNs" and "aftermarket parts") shall be valued at the Company's cost for such items as of the Closing Date. Sunbelt and the Company shall each pay one-half (1/2) of the fees and cost of the independent inventory valuation service engaged by the Parties to complete the inventory. NPNs shall include all nuts, bolts, brackets, clips and similar supplies used in connection with the Company's business. Damaged parts shall not be required to be included in the valuation. Used parts and obsolete parts (those parts on the Closing Date with no sales during the twelve (12) month period preceding the Closing Date and which are non-returnable to the manufacturer or distributor) shall be valued at a price determined in good faith negotiations between Sunbelt and the Stockholder. In maintaining its books and records, the Company's practice is to book the automobile manufacturer's then current Parts Catalog price as the cost of any item referred to in clause (a) of this subparagraph (i) and to recognize as income or loss when purchased the difference between (1) the automobile manufacturer's then current Parts Catalog price for an item referred to in clause (a) of this subparagraph (i), and (2) the Company's cost thereof when not purchased from the automobile manufacturer (e.g., when purchased from another automotive dealer or a distributor that is not wholly owned by the automobile manufacturer). In computing the FIFO Net Worth of the Company for purposes of the Estimated Closing Date Balance Sheet, the Closing Date Balance Sheet, the Reviewed Balance Sheet and the Final Balance Sheet, the value of any items referred to in clause
(a) of this subparagraph (i) that were not purchased from an automobile manufacturer shall be determined in the same manner as stated in the preceding sentence.


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                  (ii)     New Vehicles. All untitled new, demonstrator and
courtesy loaner/rental motor vehicles of the Company shall be valued under the FIFO (first in-first out) method of accounting at a price (the "Vehicle Cost") equal to the sum of (i) the Company's original factory invoice cost, minus (ii) any factory holdback received by the Company; minus (iii) any dealer marketing allowance ("DMA") received or to be received by the Company on eligible Mazda vehicles, plus (iv) the cost of dealer installed items, and plus (v) vehicle freight and handling charges (not otherwise included in the invoice cost). For the purpose of Sections 1.2 (a)(ii) and (iii), the cost of dealer installed items shall be equal to the charge for parts and labor customarily placed on the Company's vehicle inventory records, plus the actual cost of all sublet and outside vendor charges on such vehicles. Notwithstanding the foregoing, the value of any untitled demonstrator or courtesy loaner/rental vehicle shall be the lesser of (a) the Vehicle Cost (as determined above) reduced by a depreciation charge of $.10 per mile for all miles in excess of 2,500 on the odometer of such vehicle, or (b) the Vehicle Cost (as determined above) reduced by any rental credits applied to that vehicle in the Company's vehicle inventory records. No other depreciation shall be taken on such vehicle for purposes of Sections 1.2 and 1.3 hereof.

                  (iii) Used Vehicles. The valuation of the Company's used vehicle inventory as of the Closing shall be at (a) the Company's actual cost (including buyer fees, transportation and auction fees) as shown on its used vehicle inventory records before (without) write down to market if lower than cost, plus (b) the cost of refurbishing and dealer installed items (computed in accordance with subparagraph (ii) immediately above); provided, however, that any used vehicle in the Company's inventory for more than seventy-five (75) days as of the Closing Date shall be valued at ninety percent (90%) of the Company's cost for such vehicle, as determined in accordance with clauses (a) and (b) of this sentence. Thus, the used vehicle valuation shall be made without (and consequently shall disregard) any used vehicle reserve that otherwise may be on the Company's books and records. The used vehicles to be valued pursuant to this subparagraph (iii) as modified by Section 1.2(b) below shall be listed in
SCHEDULE 1.2(A)(III) USED VEHICLES INVENTORY to be prepared by the Parties immediately prior to the Closing and initialed by them at the Closing. Said Schedule shall show the valuation price of each used vehicle.

                  (iv) Depreciation. All of the Company's assets eligible for depreciation, including those previously expensed under Code ss. 179, shall be valued under the straight line method of depreciation regardless of whether they were expensed under Code ss. 179 or how they were depreciated for tax or financial accounting purposes.

                  (v) Special Tools. All manufacturer's "special tools" (as they are commonly referred to in automotive dealerships) that were expensed when acquired by the Company shall be valued in the aggregate at Ten Thousand ($10,000) Dollars.

         (B) It is further agreed that in the event any (1) new, demonstrator or courtesy loaner/rental vehicle referred to in Section 1.2(a)(ii) shall have been damaged prior to the Closing, or (2) used vehicle referred to in Section 1.2(a)(iii) shall have been damaged prior to the Closing


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


after such used vehicle was purchased by the Company, (i) the Company shall repair such vehicle to the reasonable satisfaction of Sunbelt, or (ii) in the event any such vehicle has not been so repaired prior to the Closing, the Stockholder, Company and Sunbelt shall agree on the cost to complete such repairs, computed in accordance with the Company's past practice at the Company's internal cost of repair for a physically damaged vehicle, and such cost less the amount of the insurance proceeds eligible to be recovered thereon shall be deducted from the value referred to herein. The new, demonstrator or courtesy loaner/rental vehicles to be valued pursuant to Section 1.2(a)(ii) as modified by this paragraph shall be listed in SCHEDULE 1.2 (A)(II) NEW AND DEMONSTRATOR INVENTORY to be prepared by the Parties immediately prior to the Closing and initialed by them at the Closing. Said Schedule shall show the value of each vehicle computed as set forth in Section 1.2(a)(ii) as modified by this paragraph (b) and when delivered to Sunbelt shall become a part of this Agreement as if initially a part hereof.

         (C) In determining the FIFO Net Worth of the Company, the deferred tax liability arising from the Company's use of LIFO based accounting principles for tax purposes shall be discounted to present value (calculated at a discount rate equal to the Applicable Rate) based on the payment of such tax liability in four (4) annual installments as provided by the applicable federal income tax rules and regulations, and such present value shall be reflected as a liability in determining the FIFO Net Worth of the Company on the Estimated Closing Date Balance Sheet, the Closing Date Balance Sheet, the Reviewed Balance Sheet and the Final Balance Sheet.

         (D) Notwithstanding any requirement or principle under GAAP or any contrary entry on any of the Company's financial statements, in determining the FIFO Net Worth of the Company for purposes of this Agreement, (i) any reserves for finance chargebacks, credit life chargebacks and service contract chargebacks shall not exceed the sum of $12,000 in the aggregate, (ii) any reserves for doubtful accounts and bad debts shall not exceed in the aggregate $2,000, (iii) any reserves against the uncollectibility of warranty receivables shall not exceed $2,000, (iv) any reserves for accrued but unpaid vacation, sick or holiday leave shall not exceed in the aggregate $2,000, and (v) any reserves against manufacturer warranty and incentive chargebacks shall not exceed in the aggregate $10,000.

         (E) If the transactions contemplated by this Agreement are not consummated by May 25, 1998, then in determining the FIFO Net Worth of the Company for purposes of this Agreement, the settlement amount paid by the Company in accordance with Internal Revenue Procedure 97-44, up to $20,000, shall be treated as an add-back in determining the FIFO Net Worth of the Company on the Estimated Closing Date Balance Sheet, the Closing Date Balance Sheet, the Reviewed Balance Sheet and the Final Balance Sheet.

         1.3      PAYMENT OF FIFO NET WORTH.

         (A) As soon as practicable after the Closing Date, the Stockholder shall deliver to Sunbelt a balance sheet of the Company dated as the Closing Date (such balance sheet so delivered is referred to herein as the "Closing Date Balance Sheet"). Sunbelt shall reimburse the


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Company for all reasonable fees and expenses incurred by the Company's certified public accountants in connection with the preparation of both the Closing Date Balance Sheet and the Estimated Closing Date Balance Sheet referred to in
Section 6.6. The Closing Date Balance Sheet shall be prepared in good faith on the same basis and in accordance with the accounting principles, methods and practices used in preparing the Company Financial Statements (as defined in Section 2.5 hereof), except as modified by GAAP and subject to the modifications, adjustments and exceptions to GAAP and such accounting principles, methods and practices set forth in ss. 1.2 above (such accounting principles, methods and practices as so modified and adjusted, and such procedures, are referred to herein as the "Accounting Principles"). As provided in Section 1.2 above in connection with the preparation for the calculation of inventory to be valued for purposes of determining the FIFO Net Worth of the Company, the Stockholder and the Company and the Reviewer (as defined below) and other representatives of Sunbelt will conduct a physical inventory at each location where inventory is held by the Company. From the results of such inventory and immediately prior to the Closing Date, Sunbelt and the Stockholder (or the respective representatives thereof) will prepare a schedule, which shall be signed by the Parties setting forth the nature and quality of such inventory and such other items as shall be agreed upon by Sunbelt and the Stockholder to be included in the Estimated Closing Date Balance Sheet, the Closing Date
Balance Sheet, the Reviewed Balance Sheet and the Final Balance Sheet.

         (B) Within thirty (30) days after delivery of the Closing Date Balance Sheet, (i) Ernst & Young, LLC or such other national accounting firm (the "Reviewer") selected by Sunbelt, shall audit or otherwise review the Closing Date Balance Sheet in such manner as Sunbelt and the Reviewer deem appropriate, and (ii) Sunbelt shall deliver such reviewed balance sheet (the "Reviewed Balance Sheet"), together with the Reviewer's report thereon, to the Stockholder. The Reviewed Balance Sheet (i) shall be prepared on the same basis and in accordance with the Accounting Principles and (ii) shall include a schedule showing the Reviewer's computation of the FIFO Net Worth, computed in accordance with the calculation of FIFO Net Worth set forth in Section 1.2 hereof. Sunbelt and the Reviewer shall have the opportunity to consult with the Stockholder, the Company and each of the accountants and other representatives of the Stockholder and the Company and examine the work papers, schedules and other documents prepared by the Stockholder, the Company and each of such accountants and other representatives during the preparation of the Closing Date Balance Sheet. The Stockholder and the Stockholder's independent public accountants shall have the opportunity to consult with the Reviewer and examine the work papers, schedules and other documents prepared by Sunbelt and the Reviewer during the preparation of the Reviewed Balance Sheet. If Sunbelt does not deliver to Stockholder a Reviewed Balance Sheet within thirty (30) days after the Closing Date Balance Sheet is delivered to Sunbelt, then the Closing Date Balance Sheet shall be accepted as the "Final Balance Sheet," and a supplemental closing (the "Supplemental Closing") shall take place within ten
(10) Business Days following the expiration of such 30-day period, or on such other date as may be mutually agreed upon in writing by Sunbelt and the Stockholder.

         (C) The Stockholder shall have a period of fifteen (15) days after delivery to the Stockholder of the Reviewed Balance Sheet to present in writing to Sunbelt all objections the

Stockholder may have to any of the matters set forth or reflected therein, which objections shall be set forth in reasonable detail. During said fifteen (15) day period, the Stockholder, his accountants and other representatives of the Stockholder may examine Reviewer's work papers, schedules, research notes and all correspondence between Reviewer and Sunbelt or any representative of Sunbelt, which relate to the Closing Date Balance Sheet or Reviewed Balance Sheet and any entry thereto made or considered by Reviewer. If no objections are raised within such 15 day period, the Reviewed Balance Sheet shall be deemed accepted and approved by the Stockholder (the "Final Balance Sheet") and a supplemental closing (the "Supplemental Closing") shall take place within ten
(10) Business Days following the expiration of such 15-day period, or on such other date as may be mutually agreed upon in writing by Sunbelt and the Stockholder.

         (D) If the Stockholder shall raise any objection within the 15-day period, Sunbelt and the Stockholder shall attempt to resolve the matter or matters in dispute and, if resolved shall be reflected in a "Final Balance Sheet," and the Supplemental Closing shall take place within ten (10) Business Days following such resolution.

         (E) If such dispute cannot be resolved by Sunbelt and the Stockholder within fifteen (15) days after the delivery of the Reviewed Balance Sheet to the Stockholder, then the specific matters in dispute shall be submitted to a firm of independent certified public accountants having a reputation for special expertise in automobile dealership accounting and mutually acceptable to Sunbelt and the Stockholder, which firm shall make a final and binding determination as to such matter or matters, which shall be reflected in the "Final Balance Sheet." Such accounting firm shall send its written determination to Sunbelt and the Stockholder and the Supplemental Closing, if any, shall take place five (5) Business Days following the receipt of such determination by Sunbelt and the Stockholder. The fees and expenses of the accounting firm referred to in this Section 1.3(e) shall be paid by Sunbelt.

         (F) Sunbelt and the Stockholder agree to cooperate with each other and each other's authorized representatives and with any accounting firm selected by Sunbelt and the Stockholder pursuant to Section 1.3(e) hereof in order that any and all matters in dispute shall be resolved as soon as possible.

         (G) The difference between (i) the FIFO Net Worth as shown on the Estimated Closing Date Balance Sheet, and (ii) the FIFO Net Worth as shown on the Final Balance Sheet shall be paid as follows to the Stockholder if (ii) is greater than (i) (a "Positive Post-Closing Adjustment"), or to Sunbelt if (i) is greater than (ii) (a "Negative Post-Closing Adjustment"):

                  (1) the Parties shall cause the Escrow Agent (a) to deliver to Sunbelt at the Supplemental Closing the amount of any Negative Post-Closing Adjustment from the Escrow Account, and (b) to deliver to the Stockholder at the Supplemental Closing any balance remaining after the payment of the Negative Post-Closing Adjustment to Sunbelt from the Escrow Account, with any deficiency in the Escrow Account paid directly by the Stockholder to Sunbelt at the Supplemental Closing; or

                  (2) the amount of any Positive Post-Closing Adjustment shall be paid by Sunbelt and/or BAG to the Stockholder at the Supplemental Closing and in such event, the Parties shall cause the Escrow Agent to deliver to the Stockholder at the Supplemental Closing all funds then in the Escrow Account.


                                    ARTICLE 2

              REPRESENTATION AND WARRANTIES OF THE COMPANY AND THE
                                   STOCKHOLDER

         Subject to the Parties' agreement and acknowledgment that all of the Schedules referred to in this Article 2 or Article 5 are to be delivered by the Company and the Stockholder no later than sixty (60) days after the execution of this Agreement, the Company and the Stockholder hereby jointly and severally represent and warrant to Sunbelt and BAG that the following statements contained in this Article 2 are correct and complete as of the date of this Agreement:

         2.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized and validly existing under the laws of the State of its incorporation and has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required except where the lack of such qualification would not have a Material Adverse Effect on the financial condition of the Company. SCHEDULE 2.1(a) hereto lists: (i) the states and other jurisdictions where the Company is so qualified; and (ii) the assumed names under which the Company conducts business and contains complete and correct copies of the Company's Articles of Incorporation and Bylaws, each as amended and presently in effect.

         2.2 SUBSIDIARIES. Except as set forth in SCHEDULE 2.2 hereof, the Company does not have any subsidiaries or any other similar active business interest or investment in any Person.

         2.3 CAPITALIZATION. The authorized stock of the Company and the number of shares of capital stock that are issued and outstanding are set forth on SCHEDULE 2.3(A) hereto. The shares listed on SCHEDULE 2.3(A) hereto constitute all the issued and outstanding shares of capital stock of the Company, have been validly authorized and issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights or of any federal or state securities law and no personal liability attaches to the ownership thereof. Except for the stock restriction agreement set forth on
SCHEDULE 2.3(B) hereto (the "Stock Restriction Agreement") which will be terminated prior to the Closing Date and except for the provisions in any automobile manufacturer's franchise agreements under which the Company has an automobile franchise, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (i) calls for issuance, sale, pledge or other disposition of any Shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any Shares of capital stock of the Company; (ii) obligates the Company to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights, except as provided in this Agreement. The Company has not agreed to register any securities under the Securities Act.

         2.4 AUTHORITY, APPROVALS AND CONSENTS. The Company has the corporate power and authority to enter into this Agreement and the other documents referenced herein or related hereto (collectively, the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize and approve this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms. The execution, delivery and performance by the Company and the Stockholder of this Agreement and, at the Closing, the Post Closing Real Estate Lease and the consummation of the transactions contemplated hereby and thereby do not and will not, except as set forth on SCHEDULE 2.4:

         (A) contravene any provisions of the Charter or Bylaws of the Company;

         (B) to the Knowledge of the Stockholder, after notice or lapse of time or both, conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Company Agreement, require any consent or waiver of any party to any Company Agreement, except where such conflict or default would not have a Material Adverse Effect on the financial condition of the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

         (C) to the Knowledge of the Stockholder, result in the creation of any Lien upon, or any Person obtaining any right to acquire, any properties, assets or rights of the Company (other than the rights of Sunbelt to acquire the Shares pursuant to this Agreement) except where such Lien or rights would not have a Material Adverse Effect on the financial condition of the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

         (D) to the Knowledge of the Stockholder, violate or conflict with any Legal Requirements applicable to the Company or any of its businesses or properties, except where such conflict or violation would not have a Material Adverse Effect on the financial condition of the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement; or

         (E) to the Knowledge of the Stockholder, require any authorization, Consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Act, except where the absence of such Consent or filing, qualification or registration would not have a Material Adverse Effect on the financial condition of the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         2.5 FINANCIAL STATEMENTS. Attached as SCHEDULE 2.5 are true and complete copies of:

         (A) the unaudited balance sheet of the Company as of December 31, 1996, and the related statements of income, stockholder's equity and cash flow for the fiscal year ended December 31, 1996, together with the notes thereto, in each case accompanied by the reviewed report of independent certified public accountants;

         (B) the unaudited balance sheet of the Company as of October 31, 1997 (the "Balance Sheet") and the unaudited statements of income and stockholder's equity for the ten (10) month period ended on such date; and

         (C) the most recent monthly and year-to-date financial statements provided to each automotive manufacturer with which the Company has an automotive franchise dealership (the "Factory Statements");

(the financial statements referred to in clauses (a) and (b) above, including the notes referred to in clause (a), being referred to herein collectively as the "Financial Statements"). The December 31, 1996 year end financial statement of the Company is in accordance with the books and records of the Company, fairly presents the financial position, results of operations, stockholder's equity and changes in the financial position of the Company as of the date and for the period indicated, is in conformity with GAAP (except as disclosed therein or in SCHEDULE 2.5 hereto or as such statement would otherwise be modified by SECTION 1.2 hereof) during such periods, and can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes. The Balance Sheet is in accordance with the books and records of the Company, fairly presents the financial position and Stockholder's equity of the Company as of the date indicated, is in conformity with the Company's accounting principles consistently applied in preparing interim statements, and can be legitimately reconciled with the financial statements and records maintained and accounting methods applied by the Company for federal income tax purposes. The statements of income included in the Financial Statements of the Company do not contain any material items of special or non-recurring income except as expressly identified therein, and the balance sheets included in the Financial Statements of the Company do not reflect any material write up or revaluation increasing the book value of any assets except as expressly identified therein or as described in Section 1.2(a)(i). The books and accounts of the Company are complete and current in all material respects and fairly reflect all of the transactions, items of income and expense and assets and liabilities of the businesses of the Company consistent with prior practices of the Company.

         2.6 ABSENCE OF UNDISCLOSED LIABILITIES. To the Knowledge of the Stockholder, the Company does not have any material liability of any nature whatsoever (whether due or to become due, accrued, absolute or contingent), including, without limitation, any unfunded obligation under Employee Benefit Plans or arrangements as described in Sections 2.17 and 2.18 hereof or liabilities for Taxes, except for: (a) liabilities reflected or reserved against on the Company's Balance Sheet; (b) current liabilities incurred after the date of the Company's Balance Sheet in the Ordinary Course of Business and consistent with past practice; and (c) liabilities disclosed on SCHEDULE 2.6 hereto. Except as set forth in SCHEDULE 2.6 hereto, none of the employees of the Company are now or will by the passage of time become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the date of the Closing Date.

         2.7      ABSENCE OF MATERIAL ADVERSE EFFECT; CONDUCT OF BUSINESS.

         (A) To the Knowledge of the Stockholder, since October 31, 1997, except as set forth on SCHEDULE 2.7(A) hereto, the Company has operated in the Ordinary Course of Business consistent with past practice and there has not been:

                  (i) any material adverse change in the assets, properties, business, contractual relations, operations, net income or financial condition of the Company resulting in, or which could be reasonably expected to result in, a Material Adverse Effect;

                  (ii) any material loss, damage, destruction or other casualty to the property or other assets of the Company, whether or not covered by insurance;

                  (iii) any change in the method of accounting or accounting practice of the Company; or

                  (iv) any loss of the employment, services or benefits of any key employee of the Company.

         (B) To the Knowledge of the Stockholder, since October 31, 1997, except as set forth in SCHEDULE 2.7(B) hereto, the Company has not:

                  (i) incurred any material obligation or liability (whether absolute, accrued or contingent), except in the Ordinary Course of Business consistent with past practice;

                  (ii) except in the Ordinary Course of Business consistent with past practice failed to satisfy any Lien when due or pay or satisfy when due any obligation or liability (whether absolute, accrued or contingent), other than liabilities being contested in good faith and for which adequate reserves have been provided;

                  (iii) except in the Ordinary Course of Business, mortgaged, pledged or subjected to any Lien any of its property or other assets except for Permitted Liens and mechanics' liens;

                  (iv) sold or transferred any asset or canceled any debts or claims or waived any rights, except in the Ordinary Course of Business consistent with past practices;

                  (v)      defaulted on any material obligation;

                  (vi) entered into any material transaction, except for the signing of this Agreement or in the Ordinary Course of Business consistent with past practice;

                  (vii) except in the Ordinary Course of Business, written down the value of any inventory, or written off as uncollectible any accounts receivable or any portion thereof reflected in the Company's Financial Statements;

                  (viii) received any notice of termination of any contract, lease or other agreement which, in any case or in the aggregate, has had a Material Adverse Effect;

                  (ix) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any material Intellectual Property, or modified any material existing rights with respect thereto;

                  (x) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise any bonus, incentive, retention or other Compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, salesman, distributor or agent of the Company other than increases (1) in accordance with past practices not exceeding fifteen percent (15%), or (2) in addition to (1), to the Stockholder or Lindsay B. Robertson;

                  (xi) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts;

                  (xii) failed to replenish inventories and supplies in a normal and customary manner consistent with its prior practice, or made any purchase commitment materially in excess of the normal, ordinary and usual requirements of its business or at any price materially in excess of then-current market price or upon terms and conditions materially more onerous than those usual and customary in the industry for businesses of like size and nature, or made any material change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

                  (xiii) instituted, settled or agreed to settle any, or had any material involvement in, litigation, action or proceeding before any court or governmental body relating to the Company other than in the Ordinary Course of Business consistent with past practices but not in any individual case involving amounts in excess of $100,000;

                  (xiv) entered into any transaction, contract or commitment other than in the Ordinary Course of Business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the action contemplated hereby;

                  (xv) declared, set aside or paid any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by any Stockholder or the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

                  (xvi) made any individual capital expenditure in excess of $50,000.00, or aggregate capital expenditures in excess of $100,000.00, or additions to property, plant and equipment other than ordinary repairs and maintenance;

                  (xvii) discontinued any of the Company's franchise agreements for its Cadillac, Oldsmobile, Mazda or Isuzu dealerships; or

                  (xviii) entered into any agreement or made any commitment to do any of the foregoing.

         2.8 TAXES. Except as set forth on SCHEDULE 2.8, for the fiscal year ending December 31, 1996, the Company has filed timely all federal, state, local and foreign tax returns, reports and declarations required to be filed (or has obtained or timely applied for an extension with respect to such filing) correctly reflecting, to the Stockholder's Knowledge, the Taxes and all other information required to be reported thereon and has paid, or made adequate provision for the payment of, all Taxes which are due pursuant to such returns or pursuant to any assessment received by the Company. Copies of all tax returns for each fiscal year since the date of incorporation of the Company (the "Tax Returns") have been furnished or will be made available to Sunbelt or its representatives and such copies are accurate and complete as of the dates thereof. The Company will furnish or make available for review by Sunbelt correct and complete copies of any material notices and correspondence sent or received since 1995 by the Company to or from any federal, state or local tax authorities. To the Knowledge of the Stockholder, the Company has made adequate provision on its books (on an annual basis) for the payment of all Taxes (including for the current fiscal period) owed by the Company. Except to the extent reserves therefor are reflected on the Company's Balance Sheet and to the Stockholder's Knowledge, the Company is not liable, or will not become liable, for any Taxes for any period ending prior to or inclusive of the date of the Company's Balance Sheet, except as set forth on SCHEDULE 2.8 hereto. On the Estimated Closing Date

Balance Sheet, the Closing Date Balance Sheet, the Reviewed Balance Sheet and the Final Balance Sheet, there shall be an adequate reserve for the payment of any Taxes Known to the Stockholder for any period ending on the day immediately prior to the date of the Closing and in addition, there shall be an accrual as provided in Section 1.2(c) above for Taxes attributable to the Company's anticipated conversion to FIFO based accounting principles from and after the Closing. Except as set forth on SCHEDULE 2.8 hereto, since January 1, 1995, the Company has not been subject to a federal or state tax audit of any kind and no adjustment has been proposed by the Internal Revenue Service ("IRS") with respect to any return for any year commencing on or after January 1, 1995. With respect to the audits referred to on SCHEDULE 2.8 hereto, no such audit has resulted in an adjustment in excess of $50,000.00. The Stockholder has no Knowledge of any assertion of a deficiency for Taxes against the Company. The Stockholder will cooperate with the Company in the filing of any returns and in any audit or refund claim proceedings involving Taxes for which the Company may be liable or with respect to which the Company may be entitled to a refund.
Furthermore:

         (A) the Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force;

         (B) all Taxes, which to the Knowledge of the Stockholder, are required to be withheld by the Company have been duly and timely withheld and have been paid over as due to the appropriate taxing authorities for all periods under all applicable laws;

         (C) SCHEDULE 2.8 lists all material types of Taxes paid and material types of tax returns filed by or on behalf of the Company. Except as set forth on SCHEDULE 2.8, no claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns such that it is or may be subject to taxation by that jurisdiction;

         (D) except as set forth on SCHEDULE 2.8, all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the tax returns of or covering or including the Company have been fully paid, and to Stockholder's Knowledge, there are no other audits or investigations by any taxing authority in progress, nor have the Stockholder and the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent tax period;

         (E) except as set forth in SCHEDULE 2.8, neither the Company nor any other Person (including the Stockholder) on behalf of the Company has: (i) agreed to, or to the Stockholder's Knowledge, is required to make any adjustments pursuant to ss.481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has Knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company; or (iii) requested any extension of time within which to file any tax return, which tax return has not since been filed;

         (F) no property owned by the Company is: (i) property required to be treated as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code;

         (G)      the Stockholder is not a foreign person within the meaning of
Section 1445 of the Code;

         (H) the Company is not a party to any tax-sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing;

         (I) there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code;

         (J) the Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities;

         (K) there are no Liens as a result of any unpaid Taxes upon any of the assets of the Company other than Permitted Liens;

         (L) the Company has properly and timely elected under Section 1362 of the Code, and under each analogous or similar provision of state or local law in each jurisdiction where the Company is required to file a tax return, to be treated as an "S" corporation for all taxable periods since January 1, 1987. Sunbelt will be provided with a copy of any such election and there has not been any voluntary or involuntary termination or revocation of such election prior to the Closing;

         (M) except as set forth in SCHEDULE 2.8, the Company has never owned any subsidiaries and has never been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes;

         (N) except as set forth in SCHEDULE 2.8, the Company does not have any undistributed earnings and profits and has not had for any taxable year gross receipts more than twenty-five percent (25%) of which are "passive investment income" (as defined in Section 1375 of the Code).

         2.9      LEGAL MATTERS.

         (A) Except as set forth on SCHEDULE 2.9(A) hereto: (i) there is no claim, action, suit, litigation or proceeding (collectively, "Claims'") pending against, or, to the Knowledge of the Stockholder, threatened against or affecting, the Company or any ERISA Plan or any of their respective assets, properties or rights before any court, arbitrator, panel, agency or other governmental, administrative or judicial entity, domestic or foreign; and (ii) neither the Company nor any of its assets are subject to any judgment, decree, writ, injunction, ruling or order (collectively, "Judgments") of any Governmental Authority, domestic or foreign.

         (B) To the Knowledge of the Stockholder, the business of the Company is being conducted in compliance with all Legal Requirements applicable to the Company or its business or properties, except where the failure to comply would not have a Material Adverse Effect upon the financial condition of the Company. To the Knowledge of the Stockholder, the Company holds, and is in compliance with, all Permits required by all applicable Legal Requirements, except where the failure to comply would not have a Material Adverse Effect upon the financial condition of the Company. A list of all Permits is set forth on
SCHEDULE 2.9(B) hereof. To the Knowledge of the Stockholder, no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit, except as disclosed on SCHEDULE 2.9(b).

         (C) SCHEDULE 2.9(C) sets forth all Governmental Approvals and other Consents which to the Stockholder's Knowledge are necessary for, or otherwise material to, the conduct of the Company's business. Except as set forth in SCHEDULE 2.9(C), all such Governmental Approvals and Consents have been duly obtained and, and to the Stockholder's Knowledge, are in full force and effect and the Company is in substantial compliance with each of such Governmental Approvals and Consents held by it.

         (D) To the Stockholder's Knowledge, there have been no citations, notices or complaints issued to or received by the Company from the Occupational Health and Safety Administration or any similar state or local agency except as listed on SCHEDULE 2.9(D).

         2.10 PROPERTY. To the Knowledge of the Stockholder, except as disclosed on SCHEDULE 2.10, the properties and assets owned by or leased to the Company (including improvements to the Real Property (the "Improvements") and all machinery, equipment and other tangible property) are in substantially good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of the Stockholder, there are no facts or conditions affecting such assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated.

         (A) OWNED REAL PROPERTY. SCHEDULE 2.10 contains a complete list of all real property owned by the Company (the "Owned Real Property") setting forth the address and owner of each parcel and describing all improvements thereon, including without limitation, the Owned Real Property reflected as being so owned on the Company's Financial Statements. The Company has, or on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property indicated on SCHEDULE 2.10 as being owned by it, free and clear of all Liens other than Permitted Liens. There are no outstanding leases, options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

         (B) LEASES. SCHEDULE 2.10 contains a complete list of all leases (the "Leases") of real property (the "Real Property") setting forth the address, landlord and tenant for each Lease. Stockholder has delivered or will make available to Sunbelt complete copies of the Leases. Each Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar applicable laws affecting creditors generally and by the availability of equitable remedies. The Company is not in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder (the "Leased Real Property"). The Company has good and valid title to the leasehold estate under each Lease free and clear of all recorded Liens other than Permitted Liens. The Company enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property. At the Closing all of the then existing Leases shall be canceled and replaced by the Post-Closing Real Estate Lease attached hereto as Exhibit E.

         (C) FEE AND LEASEHOLD INTERESTS. The Real Property constitutes all the fee and leasehold interests in real property held by the Company for use in connection with, or otherwise material to, the business of the Company as it is currently conducted.

         (D) NO PROCEEDINGS. There are no eminent domain or other similar proceedings pending, or to the Stockholder's Knowledge, threatened or affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending, or to the Stockholder's Knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

         (E) CURRENT USE. Except as noted on SCHEDULE 2.10(E), to the Knowledge of the Stockholder, the use and operation of the Real Property by the Company does not violate in any material respect any instrument of record or agreement affecting the Real Property. To the Knowledge of the Stockholder, there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Real Property that would, individually or in the aggregate, have a Material Adverse Effect.

         (F) COMPLIANCE WITH REAL PROPERTY LAWS. To the Stockholder's Knowledge, the Real Property is in substantial compliance with all material building, zoning, subdivision and other land use and similar applicable laws affecting the Real Property (collectively, the "Real Property Laws"), and the Stockholder has not received any notice of violation or claimed violation of any Real Property Law. To the Knowledge of the Stockholder, there is no pending or anticipated change in any Real Property Law that will have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof. To the Stockholder's Knowledge, no current use by the Company of the Real Property is dependent on a nonconforming use approval, the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the business of the Company as currently conducted.

         (G) REAL PROPERTY TAXES. Except as noted in SCHEDULE 2.10(G), each parcel included in the Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or Improvements not constituting a part of that parcel.

         (H) LEASED PREMISES. Except as noted in SCHEDULE 2.10(H), with respect to Leased Real Property, to the Knowledge of the Stockholder, the Company has substantially complied with and caused such premises to substantially comply with: (i) all material federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances or recommendations affecting such premises or any part thereof, or the use thereof, including without limitation, the Americans with Disabilities Act; (ii) all material rules, orders and regulations of the National Board of Fire Underwriters or other bodies exercising similar functions and responsibilities in connection with the prevention of fire or other correction of hazardous conditions which apply to such premises; and (iii) the requirements of all policies of public liability, fire and other insurance which may be in force with respect to such premises.

         (I) CERTIFICATE OF OCCUPANCY; UTILITIES; EMINENT DOMAIN. To the Knowledge of the Stockholder, the Company has obtained any required certificate of occupancy with respect to the Improvements. To the Knowledge of the Stockholder, all utilities servicing the Real Property and the Improvements are provided by publicly dedicated utility lines. No notice of any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain has been given to the Company and the Stockholder with respect to the Real Property.

         2.11     ENVIRONMENTAL MATTERS.

         (A) Except as set forth on SCHEDULE 2.11(A) hereto: (i) the Stockholder has not received notice that the Real Property, the Improvements and any property formerly owned, occupied or leased by the Company are not in compliance with all Environmental Laws (as defined below); (ii) to the Knowledge of the Stockholder, the Company has obtained all Environmental Permits (as defined below); (iii) such Environmental Permits are in full force and effect; and (iv) the Stockholder has not received a notice of non-compliance regarding the terms and conditions of such Environmental Permits. As used herein, "Environmental Laws" shall mean all material applicable requirements of environmental, public or employee health and safety, public or community right to know, ecological or natural resource laws or regulations or controls, including all applicable requirements imposed by any law (including, without limitation, common law), rule, order, or regulations of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority, or any applicable private agreement (such as covenants, conditions and restrictions), which relate to: (A) noise; (B) pollution or protection of the air, surface water, groundwater or soil; (C) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (D) exposure to Hazardous Materials (as defined below); or (E) regulation of the manufacture, processing, distribution and commerce, use or storage of Hazardous Materials. As used herein, "Environmental Permits" shall mean all material permits, licenses, approvals, authorizations, consents or registrations required under applicable Environmental Law in connection with ownership, use and/or operation of the Company's business or the Real Property or Improvements.

         As used in this ss. 2.11, "Hazardous Materials" shall mean, collectively: (i) those substances included within the definitions of or identified as "hazardous chemicals," "hazardous waste." "hazardous substances," "hazardous materials," "toxic substances" or similar terms in or pursuant to: the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. ss. 9601 et seq. ("CERCLA"), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 State, 1613); the Resource Conservation and Recovery Act of 1776 (42 U.S.C. ss. 6901 et seq.) ("RCRA"); the Occupational Safety and Health Act of 1970 (29 U.S.C, ss. 651 et seq.) ("OSHA"); and the Hazardous Materials Transportation Act (49 U.S.C, ss. 1801 et seq. ("HWA"), and in the regulations promulgated pursuant to such laws, all as amended; (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material waste or substance which is or contains: (A) petroleum, including crude oil or any fraction thereof, natural gas or synthetic gas usable for fuel or any mixture thereof; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. ss. 1251 et seq. (33 U.S.C. ss. 1317) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. ss. 1317); (E) flammable explosives; (F) radioactive materials; and (iv) such other substances, materials and wastes which are regulated or classified as hazardous, toxic or as "special wastes" under any Environmental Laws.

         (B) To the Knowledge of the Stockholder, the Company and the Stockholder have not done any act which would give rise to liability under any Environmental Law. To the Knowledge of the Stockholder, no event has occurred with respect to the Real Property, the Improvements or any property formerly owned, occupied or leased by the Company, which, with the passage of time or the giving of notice, or both, would constitute a violation of or noncompliance with any applicable Environmental Law. To the Knowledge of the Stockholder, the Company has no contingent liability under any Environmental Law. To the Knowledge of the Stockholder, there are no Liens under any Environmental Law on the Real Property.

         (C)      To the Knowledge of the Stockholder, except as set forth on
SCHEDULE 2.11(C) hereto: (i) neither the Company, the Real Property or any portion thereof, the Improvements or any property formerly owned, occupied or leased by the Company, nor, any property adjacent to the Real Property is being used or has been used for the treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials or as a landfill or the waste disposal site in violation any Environmental Law and there has been no spill, release or migration of any Hazardous Materials on or under the Real Property and no Hazardous Material is present on or under the Real Property (provided, however, that certain petroleum products are stored and handled on the Real Property in the ordinary course of the Company's business in substantial compliance with all Environmental Laws, including the existing regulations of the United States Environmental Protection Agency and the State of Georgia requiring spill protection, overfill protection and corrosion protection by December 22, 1998); (ii) none of the Real Property or portion thereof, the Improvements or any property formerly owned, occupied or leased by the Company has been subject to investigation by any Governmental Authority evaluating the need to investigate or undertake Remedial Action (as defined below) at such property; and (iii) none of the Real Property, the Improvements or any property formerly owned, occupied or leased by the Company or any site or location where the Company sent waste of any kind, is identified on the current or proposed: (A) National Priorities List under 40 C.F.R. 300 Appendix B; (B) CERCLA Inventory System list; or (C) any use arising from any statute analogous to CERCLA. As used herein, "Remedial Action" shall mean any action required to:
(i) clean up, remove or treat Hazardous Materials; (ii) prevent a release or threat of release of any Hazardous Material; (iii) perform pre-remedial studies, investigations or post-remedial monitoring and care; (iv) cure a violation of Environmental Law; or (v) take corrective action under Sections 3004(u), 3004(v) or 3008(h) of RCRA or analogous state law.

         (D)      To the Knowledge of the Stockholder, except as set forth in
SCHEDULE 2.11(D) hereto, there have been and are no: (i) above ground or underground storage tanks, subsurface disposal systems, or wastes, drums or containers disposed of or buried on, in or under the ground or any surface waters; (ii) asbestos or asbestos containing materials or radon gas; (iii) polychlorinated biphenyls ("PCD") or PCB-containing equipment, including transformers; or (iv) wetlands (as defined under any Environmental Law) located within any portion of the Real Property, nor have any Liens been placed upon any portion of the Real Property or the Improvements or any property formerly owned, occupied or leased by the Company in connection with any actual or alleged liability under any Environmental Law.

         (E) Except as set forth on SCHEDULE 2.11(E) hereto: (i) there is no pending or, to the Knowledge of the Stockholder, threatened claim, litigation or administrative proceeding, or to the Knowledge of the Stockholder, prior claim, litigation or administrative proceeding, arising under any Environmental Law involving the Company, the Real Property, the Improvements, any property formerly owned, leased or occupied by the Company, any off site contamination affecting the business of the Company or any operations conducted at the Real Property; (ii) there are no ongoing negotiations with or agreements with any Governmental Authority relating to any Remedial Action or other environmental related claim; (iii) the Company has not submitted notice pursuant to Section 103 of CERCLA or analogous statute or notice under any other applicable Environmental Law reporting a release of a Hazardous Material into the environment; and (iv) the Company and the Stockholder has not received any notice, claim, demand, suit or request for information from any governmental or private entity with respect to any liability or alleged liability under any Environmental Law, nor to Knowledge of the Stockholder, has any other entity whose liability therefor, in whole or in part, may be attributed to the Company, received such notice claim, demand, suit or request for information.

         (F) The Stockholder will make available to Sunbelt all environmental studies and reports obtained by them or Known to the Stockholder pertaining to the Real Property, the Improvements, the Company and any property formerly owned, occupied or leased by the Company, and will permit prior to the Closing Date the testing of the soil, groundwater, building components, tanks, containers and equipment on the Real Property or the Improvements by Sunbelt or Sunbelt's agents or experts as they have or shall have deemed necessary or appropriate to confirm the condition of such properties.

         2.12 INVENTORIES. The values at which inventories are carried on the Company's Balance Sheet reflect the normal inventory valuation policies of the Company. All inventories reflected on the Company's Balance Sheet and Company's Factory Statements or arising since the date thereof can reasonably be anticipated to be sold or disposed of in the Ordinary Course of Business, in such manner or manners and at such rates as are substantially consistent with the Company's historical experience, taking into account the Company's customary practices with respect to the sale of obsolete, off-grade or slow-moving inventory items from time to time during prior periods.

         2.13 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable reflected on the Company's Balance Sheet, and all notes and accounts receivable that will be reflected on the Estimated Closing Date Balance Sheet, the Closing Date Balance Sheet, the Reviewed Balance Sheet and the Final Balance Sheet will represent receivables arising from sales made or services performed in the Ordinary Course of Business.

         2.14 INSURANCE. All material properties and assets of the Company which are of an insurable character are insured against loss or damage by fire and other risks to the extent and in the manner the Stockholder deems reasonable in light of the risks attendant to the businesses and activities in which the Company is engaged. Set forth on SCHEDULE 2.14 hereto is a list and brief description (including the name of the insurer) of the type of coverage provided, the amount of the annual premium for the current policy period, the amount of remaining coverage and deductibles and the coverage period of all policies for such insurance and the Company has made or will make available to Sunbelt true and complete copies of all such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under any such policy has been received by the Company as of the date hereof.

         2.15     CONTRACTS.

         (A) SCHEDULE 2.15 contains a complete list of all material agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below to which the Company is a party or by which it is bound ("Company Agreements"):

                  (i) leases, master rental agreements, service agreements, insurance polices, Governmental Approvals and other contracts concerning or relating to the Real Property (including those referred to on SCHEDULE 2.10);

                  (ii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

                  (iii) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                  (iv)     brokerage or finder's agreements;

                  (v) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                  (vi) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any assets (other than sales of inventory in the Ordinary Course of Business) or involving continuing indemnity or other obligations;

                  (vii) sales agency, manufacturer's representative, dealer, marketing or distributorship agreements;

                  (viii) master lease agreements providing for the leasing of personal property used in, or held for use in connection with, the Company's business; and

                  (ix)     powers of attorney.

         For purposes of this Agreement "material agreements, contracts, commitments and other instruments and arrangements" means only those contracts, agreements, commitments, instruments or arrangements with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $12,000 per annum.

         (B) The Company and the Stockholder will use their Best Efforts to make available for review by Sunbelt complete copies of all written Company Agreements together with all amendments thereto, and accurate descriptions of all material terms of all oral Company Agreements set forth or required to be set forth on SCHEDULE 2.15.

         (C) To the Knowledge of Stockholder, all Company Agreements are in full force and effect and enforceable against each party thereto, except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affected creditors' rights generally or by general principles of equity. To the Knowledge of Stockholder, there does not exist under any Company Agreement any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company, or, any other party thereto, except as set forth in
SCHEDULE 2.15, and except for such events or conditions that, individually and in the aggregate: (i) have not had or result in, and will not have or result in, a Material Adverse Effect; and (ii) have not and will not materially impair the ability of the Company or the Stockholder to perform their obligations under this Agreement. Except as set forth in SCHEDULE 2.15, to the Knowledge of the Stockholder, no consent of any third party is required under any Company Agreement as a result of or in connection with, and the enforceability of any Company Agreement will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         (D) To the Knowledge of the Stockholder, there are no material unresolved disputes involving the Stockholder, the Company or its employees under any Company Agreement

         2.16     LABOR RELATIONS.

         (A) To the Knowledge of the Stockholder, the Company has paid or made provision consistent with prior practices for the payment of all salaries and accrued wages and has complied in all material respects with all material applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and to the Knowledge of the Stockholder, has withheld and paid to the appropriate Governmental Authority, or is holding for payment not yet due, to such authority, any amounts required by law or agreement to be withheld from the wages or salaries paid by the Company to its employees.

         (B) Except as set forth on SCHEDULE 2.16(B) hereto, the Company is not a party to any: (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will; (ii) agreement, policy or practice that requires it to pay termination or severance pay to non-exempt or hourly employees (other than as required by law); (iii) collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor are there, to the Knowledge of the Stockholder, any activities or proceedings of any labor union to organize any such employees. The Company will make available to Sunbelt complete and correct copies of all such agreements ("Employment and Labor Agreements"). To the Knowledge of the Stockholder, the Company has not materially breached or otherwise materially failed to comply with any material provisions of any Employment or Labor Agreement.

         (C) Except as set forth in SCHEDULE 2.16(C) hereto, to the Stockholder's Knowledge: (i) there is no unfair labor practice, charge or complaint pending before the National Labor Relations Board ("NLRB"); (ii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or threatened against or affecting the Company, and the Company has not experienced any such material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of the Company; (iii) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Company; (iv) there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; (v) the Company and the Stockholder have not received formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress; and (vi) the consents of the unions that are parties to any Employment and Labor Agreements are not required to complete the transactions contemplated by this Agreement.

         (D) The Company has never caused any "plant closing" or "mass layoff" as such actions are defined in the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. ss.ss.2101-2109, and the regulations promulgated therein.

         2.17 EMPLOYEE BENEFIT PLANS.

         (A) Set forth on SCHEDULE 2.17(A) hereto is a true and complete list of:

             (i) each Employee Pension Benefit Plan maintained by the Company or to which the Company is required to make contributions; and

             (ii) each Employee Welfare Benefit Plan maintained by the Company or to which the Company is required to make contributions.

True and complete copies of all ERISA Plans have been delivered to or will be made available to Sunbelt together with, as applicable with respect to each such ERISA Plan, trust agreements, summary plan descriptions, the most recent IRS determination letter and, if any, pending applications therefor, with respect to any Pension Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, and valuation or actuarial reports, accountant's opinions, financial statements, IRS Form 5500 (or 5500-C or 5500-R) and summary annual reports for the last three years.

         (B) With respect to the ERISA Plans, except as set forth on SCHEDULE 2.17(B):

              (i) there is no ERISA Plan which is a Multi-Employer Plan;

             (ii) to the Knowledge of the Stockholder, no event has occurred or is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA or under
                  Section 4975 of the Code;

            (iii) to the Knowledge of the Stockholder, each ERISA Plan has operated since its inception in all material respects with the reporting and disclosure requirements imposed under ERISA and the Code and has timely filed Form 5500 (or 5500-C or 5500-R) and predecessors thereof; and

             (iv) to the Knowledge of the Stockholder, no ERISA Plan is liable for any federal, state, local or foreign Taxes.

         (C) Each Pension Benefit Plan, intended to be qualified under Section 401(a) of the Code, to the Knowledge of the Stockholder:

              (i) has been qualified, from its inception, under Section 401(a)
                  of the Code, and the trust established thereunder has been exempt from taxation under Section 501(a) of the Code and is currently in material compliance with applicable federal laws;

             (ii) has been operated, since its inception, in all material respects in accordance with its terms and there exists no fact which would adversely affect its qualified status; and

            (iii) is not currently under investigation, audit or review by the
                  IRS and no such action is contemplated or under consideration and the IRS has not asserted that any Pension Benefit Plan is not qualified under Section 401(a) of the Code or that any trust established under a Pension Benefit Plan is not exempt under Section 501(a) of the Code.

         (D) With respect to each Employee Pension Benefit Plan which is a defined benefit plan under Section 414(j) and each defined contribution plan under Section 414(i) of the Code:

              (i) to the Knowledge of the Stockholder, no liability to the PBGC under Sections 4062-4064 of ERISA has been incurred by the Company since the effective date of ERISA and all premiums due and owing to the FBOC have been timely paid;

             (ii) no notification from the PBGC has been received by the Company or any Employee Pension Benefit Plan of the commencement of any proceedings under Section 4042 of' ERISA to terminate any such plan;

            (iii) to the Knowledge of the Stockholder, no event has occurred since the inception of any Employee Pension Benefit Plan or is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA;

             (iv) no Employee Pension Benefit Plan ever has incurred an
                  "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code); and

              (v) if any of such Employee Pension Benefit Plans were to be terminated on the Closing Date: (A) to the Knowledge of the Stockholder, no liability under Title IV of ERISA would be incurred by the Company; and (B) all benefits accrued to the day prior to the Closing Date (whether or not vested) would be fully funded in accordance with the actuarial assumptions and method utilized by such plan for valuation purposes.

         (E) With respect to each Employee Pension Benefit Plan, SCHEDULE 2.17(A) contains a list of all Employee Pension Benefit Plans to which ERISA has applied which have been or are being terminated, or for which a termination is contemplated, and a description of the actions taken by the PBGC and the IRS with respect thereto.

         (F) The aggregate of the amounts of contributions by the Company to be paid or accrued under ERISA Plans for the current fiscal year is not expected to exceed approximately one hundred and fifty percent (150%) of the amounts of such contributions for the past fiscal year. To the extent required in accordance with GAAP, the Company's Final Balance Sheet shall reflect in the aggregate an accrual of all amounts of employer contributions accrued and unpaid by the Company under the ERISA Plans as of the date thereof.

         (G) With respect to any Multi-Employer Plan: (i) the Company has not, since its formation, made or suffered any "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (ii) there is no withdrawal liability of the Company under any Multi-Employer Plan, computed as if a "complete withdrawal" by the Company had occurred under each such Plan as of December 31, 1996; and (iii) the Company has not received notice to the effect that any Multi-Employer Plan is either in reorganization (as defined in Section 4241 of ERISA) or insolvent (as defined in Section 4245 of ERISA).

         (H) With respect to the Employee Welfare Benefit Plans, except as disclosed on SCHEDULE 2.17(H):

                  (i) There are no liabilities of the Company under Employee Welfare Benefit Plans with respect to any condition which relates to a claim filed on or before the Closing Date other than claims being processed in the normal course of business; and

                  (ii) No claims for benefits are presently in litigation or, to the Stockholder's Knowledge, in dispute.

         2.18     OTHER BENEFIT AND COMPENSATION PLANS OR ARRANGEMENTS.

         (A) The Company will furnish or make available to Sunbelt true and correct copies of:

                  (i) each employee stock purchase, employee stock option, employee stock ownership, deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, insurance, severance, retirement, excess benefit or other plan, trust or arrangement which is not an ERISA Plan whether written or oral, which the Company maintains or is required to make contributions to;

                  (ii) each other agreement, arrangement, commitment and understanding of any kind, whether written or oral, with any current or former officer, director or consultant of the Company pursuant to which payments may be required to be made at any time following the date hereof (including, without limitation, any employment, deferred compensation, severance, supplemental pension, termination or consulting agreement or arrangement); and

                  (iii) each employee of the Company (other than the Stockholder and Lindsay B. Robertson) whose aggregate compensation for the fiscal year ended December 31, 1997 exceeded $75,000. True and complete copies of all of the written plans, arrangements and agreements referred to on SCHEDULE 2.18(A) ("Compensation Commitments") have been provided or will be made available to Sunbelt together with, where prepared by or for the Company, any valuation, actuarial or accountant's opinion or other financial reports with respect to each Compensation Commitment for the last three years. An accurate and complete written summary has been provided or will be made available to Sunbelt with respect to any Compensation Commitment which is unwritten.

         (B)      To the Knowledge of the Stockholder, each Compensation
Commitment:

                  (i) since its inception, has been operated in all material respects in accordance with its terms;

                  (ii) is not currently under investigation, audit or review by the IRS or any other federal or state agency and no such action is contemplated or under consideration;

                  (iii) has no liability for any federal, state, local or foreign Taxes;

                  (iv)     has no claim subject to dispute or litigation;

                  (v) has met all applicable requirements, if any, of the Code; and

                  (vi) has operated, since its inception, in material compliance with the reporting and disclosure requirements imposed under ERISA and the Code.

         2.19 TRANSACTIONS WITH INSIDERS. Set forth on SCHEDULE 2.19 hereto is a complete and accurate description of all material transactions between the Company or any ERISA Plan, on the one hand, and any Insider, on the other hand, that have occurred since December 31, 1996.

         2.20 PROPRIETY OF PAST PAYMENTS. To the Knowledge of the Stockholder, except as set forth on SCHEDULE 2.20 hereto: (a) no funds or assets of the Company have been used for illegal purposes; (b) no unrecorded funds or assets of the Company have been established for any purpose; (c) no accumulation or use of the Company's corporate funds or assets has been made without being accounted for in the respective books and records of the Company; (d) all payments by or on behalf of the Company have been recorded and accounted for in their respective books and records; (e) no false or artificial entry has been made in the books and records of the Company for any reason; (f) no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; (g) and the Company has not made, directly or indirectly, any illegal contributions to any political Party or candidate, either domestic or foreign. To the Knowledge of the Stockholder, neither the IRS nor any other federal, state, local or foreign government agency or entity has initiated nor is there pending any investigation of any payment made by the Company of, or alleged to be, the type described in this ss.2.20.

         2.21 INTEREST IN COMPETITORS. Except as set forth on SCHEDULE 2.21, neither the Company nor the Stockholder, nor any of their Affiliates, have any interest, either by way of contract or by way of investment (other than as holder of not more than two percent (2%) of the outstanding capital stock of a publicly traded Person, so long as such holder has no other connection or relationship with such person) or otherwise, directly or indirectly, in any Person other than the Company that is engaged in the retail sale of automobiles in Hall County, Georgia.

         2.22 BROKERS. Neither the Company, nor any director, officer or employee thereof, nor the Stockholder or any representative of the Stockholder, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

         2.23 ACCOUNTS. SCHEDULE 2.23 hereof correctly identifies each bank account maintained by or on behalf of or for the benefit of the Company, and the name of each person with any power or authority to act with respect thereto.

         2.24 TERRITORIAL RESTRICTIONS. Except as restricted in its automobile manufacturer franchise agreement or as set forth on SCHEDULE 2.24, the Company is not restricted by any written agreement or understanding with any Person from carrying on its business anywhere in the world by reason of any contract, agreement or arrangement to which the Company is a party.

         2.25     INTELLECTUAL PROPERTY.

         (A) TITLE. SCHEDULE 2.25(A) contains a complete list of all Intellectual Property with a value greater than $50,000 or on behalf of which payments greater than $50,000 per year are made by the Company, that is owned by the Company and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Company (the "Owned Intellectual Property") other than: (i) inventions, trade secrets, processes, formulae, compositions, designs and confidential business and technical information; and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the Company. To the Stockholder's Knowledge, except as set forth on SCHEDULE 2.25(A) the Company owns or has the exclusive right to use pursuant to license or sublicense agreement or permission all Intellectual Property which is the subject of the license, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. As of the date hereof, the Intellectual Property comprises all of the Intellectual Property necessary for the Company to conduct and operate the Company as it is now being conducted. To the Stockholder's Knowledge, the Company does not infringe on or otherwise conflict with any rights of any Person in respect of any Intellectual Property. For purposes of this Section 2.25, Intellectual Property shall exclude any Intellectual Property obtained by the Company from any automobile manufacturer with whom the Company has executed a franchise agreement.

         (B) LICENSING ARRANGEMENTS. SCHEDULE 2.25(B) sets forth all agreements or arrangements: (i) pursuant to which the Company has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person; and (ii) pursuant to which the Company has had

Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property, in each case under which agreement or arrangement payments greater than $50,000 per year are made or received by the Company. To the Stockholder's Knowledge, except as set forth on SCHEDULE 2.25(B), all of the agreements or arrangements set forth on SCHEDULE 2.25(B): (A) are in full force and effect in accordance with their terms and no default exists thereunder by the Company, or to the Knowledge of the Stockholder, by any other party thereto;
(B) are free and clear of all Liens; and (C) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Stockholder has delivered or will make available to Sunbelt copies of all written licenses and arrangements (including amendments) set forth on
SCHEDULE 2.25(B). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Company in respect of any Intellectual Property are disclosed in the Company's Financial Statements to the extent material to the Company's Financial Statements.

         (C) LITIGATION. Except as set forth in SCHEDULE 2.25(C), the Company and the Stockholder have not received notice that any claim or demand of any Person has been made, nor is there any proceeding that is pending, or to the Knowledge of Stockholder, threatened, which: (i) challenges the rights of the Company in respect of any Intellectual Property; (ii) asserts that the Company is infringing or otherwise in conflict with, or is, except as set forth in
SCHEDULE 2.25(B), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property; or (iii) claims that any default exists under any agreement or arrangement listed on SCHEDULE 2.25(B). To the Knowledge of the Stockholder, none of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency.

         (D) USE OF NAME AND MARK. Except as set forth in SCHEDULE 2.25(D) or elsewhere in this Agreement, there are, and immediately after the Closing will be, no contractual restriction or limitation pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on Company's right to use the name and mark "Moss Robertson" in the conduct of the business as presently carried on by the Company.

         2.26 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 2.26 contains an accurate list, as of the date of this Agreement, of:

         (A) the name of each financial institution in which the Company has accounts or safe deposit boxes;

         (B)      the names in which the accounts or boxes are held:

         (C)      the type of account; and

         (D) the name of each person authorized to draw thereon or have access thereto.

                                    ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         Subject to the Parties' agreement and acknowledgment that all of the Schedules referred to in this Article 3 are to be delivered by the Company and the Stockholder no later than sixty (60) days after the execution of this Agreement, the Company and the Stockholder hereby jointly and severally represent and warrant to Sunbelt and BAG that the following statements contained in this Article 3 are correct and complete as of the date of this Agreement:

         3.1 OWNERSHIP OR SHARES; TITLE. The Stockholder is the owner of record and beneficiary of the Shares set forth on SCHEDULE 3.1 hereof and has, and shall transfer to Sunbelt at the Closing, good and marketable title to the Shares owned by him, free and clear of any and all Liens, claims and encumbrances and free and clear of any restrictions on transfer (other than restrictions on transfer imposed by applicable federal and state securities laws), proxies and voting, or other agreements. The Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that could require the Stockholder to sell, transfer or otherwise dispose of the Shares (other than this Agreement). The Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

         3.2 AUTHORITY. The Stockholder has all requisite power and authority and has full legal capacity and is competent to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby (including the disposition of the Shares to Sunbelt as contemplated by Agreement). This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. Except as set forth on SCHEDULE 3.2, the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby, do not and will not, to the Knowledge of the Stockholder:

                  (A) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material contract, agreement, commitment, understanding, arrangement or restriction to which the Stockholder is a party or to which the Stockholder or any of Stockholder's property is subject;

                  (B) violate or conflict with any Legal Requirements applicable to the Stockholder or any of the Stockholder's businesses or properties; or

                  (C) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except in connection with or in compliance with the provisions of the Hart-Scott-Rodino Act.

         3.3 BROKER'S FEES. The Stockholder has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sunbelt, BAG or the Company could become liable or obligated.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF SUNBELT AND BAG

         Sunbelt and BAG hereby jointly and severally represent and warrant to the Company and the Stockholder as follows:

         4.1      ORGANIZATION AND GOOD STANDING. Except as set forth on
Schedule 4.1 attached hereto, each of Sunbelt and BAG is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted. Except as set forth on Schedule 4.1 attached hereto, each of Sunbelt and BAG is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, which when taken together with all other such failures of Sunbelt and/or BAG would not, or could not reasonably be expected to, in the aggregate have a material adverse effect on Sunbelt and/or BAG.

         4.2 AUTHORITY; APPROVALS AND CONSENTS. Sunbelt and BAG have the corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Sunbelt and BAG, enforceable against Sunbelt and BAG in accordance with its terms. Except as set forth on SCHEDULE 4.2 hereto, the execution, delivery and performance by Sunbelt and BAG of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

                  (i) contravene any provisions of the certificate of incorporation or bylaws of Sunbelt or BAG;

                  (ii) (after notice or lapse of time or both) conflict with, result in a breach of any provision, constitute a default under, result in the modification or cancellation of, or give rise to any contract, agreement, commitment, understanding, arrangement or restriction or, require any Consent or waiver of any party to any such agreement, restriction or arrangement other than agreements the breach or violation of which could not reasonably be expected to have a Material Adverse Effect on Sunbelt or BAG;

                  (iii) violate or conflict with any Legal Requirements applicable to Sunbelt or BAG, or any of their respective businesses or properties; or

                  (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification within any governmental, administrative or judicial authority, except in connection with or in compliance with the provisions of the H.S.R. Act.

         4.3 BROKERS. Neither Sunbelt or BAG, nor any of their respective directors, officers, employees or agents has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or the Post-Closing Real Estate Lease.

         4.4 SHARE CONSIDERATION. The Share Consideration to be delivered to the Stockholder pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable. The delivery of the Share Consideration pursuant to this Agreement will transfer to the Stockholder valid title to such shares of Sunbelt Common Stock, free and clear of all liens, encumbrances and claims of every kind except for any created by the Stockholder. Except for the restrictions on transfer imposed by the Securities Act and other applicable federal and state securities laws and those normal and customary restrictions imposed by the underwriters of the Sunbelt IPO, all shares of Sunbelt Common Stock delivered to the Stockholder pursuant to this Agreement will be eligible for resale under the Securities Act.

         4.5 DISCLOSURE. As of the Closing Date, the prospectus relating to the Sunbelt IPO filed or to be filed with the Securities and Exchange Commission will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE 5

                       COVENANTS AND ADDITIONAL AGREEMENTS

         5.1 ACCESS; CONFIDENTIALITY. Between the date hereof and the Closing Date, the Stockholder and the Company will: (a) provide to the officers and other authorized representatives of Sunbelt full access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information of the Company, and at the request of Sunbelt, will furnish to Sunbelt and its authorized representatives any and all financial, technical and operating data and other information pertaining to the businesses and properties of the Company (including the Real Property and the Improvements); and (b) make available for inspection and copying by Sunbelt true and complete copies of any documents relating to the foregoing; provided, however, that scheduling of any and all inspections, tours or other due diligence activities at the premises of the Company shall be subject to the prior approval of the Stockholder; and provided, further, that neither Sunbelt or BAG nor any representative of any such party shall contact any employee, agent, representative, supplier or creditor of the Company (other than the Stockholder or Lindsay B. Robertson) without the prior approval of the Stockholder. From and after the date hereof, Sunbelt and BAG will hold, and will cause their representatives to hold, in confidence (unless and to the extent compelled to disclose by judicial or administrative process) all Confidential Information (as defined in this Agreement) and will not use or disclose the Confidential Information to any third party except in connection with obtaining financing and the transactions contemplated hereby, including any due diligence review by or on behalf of Sunbelt and/or BAG. If this Agreement is terminated, Sunbelt and BAG will, and will cause their representatives to, promptly return to the Company, all Confidential Information furnished by the Company, the Stockholder, or their representatives, including all copies and summaries thereof. As used herein, "Confidential Information" shall not include information (i) obtained from public information; (ii) received from a third party not employed by or otherwise affiliated with the Company or to BAG's or Sunbelt's knowledge, not under any duty not to disclose or use the Confidential Information; or (iii) which is or becomes known to the public other than through a breach by Sunbelt or BAG, or any of their respective representatives of this Agreement.

         5.2 FURNISHING INFORMATION; ANNOUNCEMENTS. The Stockholder and the Company, on the one hand, and Sunbelt and BAG, on the other hand, will, as soon as practical after reasonable request therefor, furnish to the other all information concerning the Stockholder and the Company or Sunbelt and BAG, respectively, required for inclusion in any statement or application made by Sunbelt and BAG or the Company or the Stockholder to any governmental or regulatory body or to any manufacturer or distributor or in connection with obtaining any third party consent in connection with the transactions contemplated by this Agreement. Neither the Stockholder nor the Company, on the one hand, nor Sunbelt or BAG, on the other hand, nor any representative thereof shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other, except as may be required by law. Sunbelt shall reimburse the Company and the Stockholder for any reasonable expenses, fees and costs incurred by the Company and the Stockholder in connection with this Section.

         5.3      CERTAIN CHANGES AND CONDUCT OF BUSINESS.

         (a) Except as set forth on SCHEDULE 5.3(A), from and after the date of this Agreement and until the Closing Date, the Company shall, and the Stockholder shall cause the Company to, conduct its business solely in the ordinary course consistent with past practices and, without the prior written consent of Sunbelt, neither the Stockholder nor the Company will, except as required or contemplated herein, cause the Company to:

                  (i) make any material change in the conduct of its business and operations or enter into any transaction other than in the Ordinary Course of Business consistent with past practices;

                  (ii) make any change in its Bylaws, issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter any material term of any if its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

                  (iii) (A) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the Ordinary Course of Business consistent with past practices; (B) issue any securities convertible or exchangeable for debt securities of the Company; or (C) issue any options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any security convertible into or exchangeable for such debt securities;

                  (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except transactions pursuant to existing contracts and other dispositions in the Ordinary Course of Business consistent with past practices;

                  (v) subject any of its assets, or any part thereof, to any Liens or suffer such to be imposed other than such Liens as may arise in the Ordinary Course of Business consistent with past practices;

                  (vi) declare, set aside or pay any dividends or other distribution (whether in cash, stock, property or any combinations thereof) in respect of any shares of its capital stock which would decrease the FIFO Net Worth of the Company as of the Closing Date below $1,000,000;

                  (vii) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the Ordinary Course of Business consistent with past practices;

                  (viii) except to comply with ERISA or other applicable law, enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement; grant any general increase in the compensation of officers or employees (including any such increase pursuit to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in compensation payable or to become payable to any employee (other than to the Stockholder or Lindsay B. Robertson), except in accordance with pre-existing contractual provisions or consistent with past practices;

                  (ix) make or commit to make any individual capital expenditure in excess of $50,000, or aggregate capital expenditures in excess of $100,000, except in the Ordinary Course of Business;

                  (x) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates, except in the Ordinary Course of Business or as expressly contemplated in this Agreement such as by execution of the Post-Closing Real Estate Lease;

                  (xi) guarantee any indebtedness for borrowed money or any other obligation of any other Person, other than in the Ordinary Course of Business consistent with past practice;

                  (xii) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

                  (xiii) make any loan, advance or capital contribution or investment in any Person, except in the Ordinary Course of Business;

                  (xiv) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required to conform to GAAP accounting (with incorporation of the modifications referred to in Section 1.2 above) or write-down the value of any inventory or write-off as uncollectible any accounts receivable except in the Ordinary Course of Business consistent with past practices;

                  (xv) settle, release or forgive any material claim or litigation or waive any material right;

                  (xvi) make, enter into, modify, amend in any material respect or terminate any material commitment, bid or expenditure, other than in the Ordinary Course of Business; or

                  (xvii)   commit itself to do any of the foregoing.

         (b) Except as set forth on SCHEDULE 5.3(B), from and after the date hereof and until the Closing Date, the Stockholder and the Company will use their reasonable Best Efforts to cause the Company to:

                  (i) continue to maintain, in all material respects, the Company's properties, all Real Property and all Improvements in accordance with present practices in a condition suitable for their current use;

                  (ii) substantially comply with all material Environmental Laws which, to the Knowledge of the Stockholder, applies to the Company;

                  (iii) file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all Taxes of which the Stockholder has Knowledge, assessments, fees and other charges lawfully levied or assessed against it unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                  (iv) keep its books of account, records and files in the Ordinary Course of Business and in accordance with existing practices; and

                  (v) continue to conduct its business in the Ordinary Course of Business consistent with past practices.

         5.4 NO INTERCOMPANY PAYABLES OR RECEIVABLES. At the Closing there will be no intercompany payables or intercompany receivables due and/or owing between the Stockholder and any of its Affiliates, on the one hand, and the Company, on the other hand, except any obligations of the Company to the Stockholder arising under the Post-Closing Real Estate Lease or the predecessor Lease of the Real Property subject thereto.

         5.5 NEGOTIATIONS. Until the earlier of one hundred eighty (180) days from the date hereof or the termination of this Agreement pursuant to
Section 8.1 hereof, neither the Stockholder, nor the Company, nor its directors,
E. Moss Robertson, Jr. and Lindsay B. Robertson, nor anyone acting on behalf of the Stockholder pursuant to express direction from him, shall, directly or indirectly, solicit, initiate or engage in discussions or negotiations with any person (other than Sunbelt or BAG or their representatives or the Stockholder's attorneys) concerning any merger, sale of assets (other than in the Ordinary Course of Business), purchase or sale of shares of capital stock or similar transaction involving the Company. The Stockholder shall promptly communicate to Sunbelt any inquiries or communications concerning any such transaction which the Stockholder may receive.

         5.6 CONSENTS; COOPERATION. Subject to the terms and conditions hereof, the Company and Sunbelt and BAG will use their respective Best Efforts at their own expense (except as noted below):

         (A) at Sunbelt's expense, to obtain prior to the earlier of the date required (if so required) or the Closing Date, all Government Approvals, and make all filings and registrations with Governmental Authorities which are required on their respective parts for: (i) the consummation of the transactions contemplated by this Agreement; (ii) the ownership or leasing and operating after the Closing by the Company of all its material properties; and (iii) the conduct after the Closing by the Company of its business as conducted by it on the date hereof;

         (B) at Sunbelt's expense (including all legal fees, other fees and all costs incurred), to obtain approval of each respective automobile manufacturer of its automotive dealer sales and service agreement for the Company's ongoing operation of its Cadillac, Oldsmobile, Isuzu and Mazda franchise, as the case may be, in Gainesville, Hall County, Georgia; and

         (C) to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing.

         5.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the Company, Sunbelt and BAG agrees to use its Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Legal Requirements applicable to such Party to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company, Sunbelt and BAG shall take all such necessary action.

         5.8 INTERIM FINANCIAL STATEMENTS. Upon Sunbelt's request, the Company will deliver to Sunbelt copies of the Company Factory Statements hereafter provided monthly to the automobile manufacturers of the Company's franchised dealerships within five (5) Business Days of their delivery to the respective manufacturers.

         5.9      NOTIFICATION OF CERTAIN MATTERS.

         (A) Between the date hereof and the Closing, each Party to this Agreement after obtaining actual knowledge (and for purposes of this Section 5.9, "actual knowledge" of the Stockholder or the Company shall mean the "Knowledge of the Stockholder" as defined in the preface to this Agreement) will give prompt notice in writing to the other Party hereto of (i) any information that indicates that any representation and warranty of such Party contained herein was not true and correct as of the date made, or will not be true and correct as of the Closing; (ii) the occurrence of any event which could result in the failure to satisfy a condition specified in Article 6 or Article 7 hereof, as applicable; (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement; and (iv) in the case of the Stockholder and the Company, any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Company Agreement set forth on SCHEDULE 2.15. The Company and the Stockholder will: (a) promptly advise Sunbelt of any event that has, or could reasonably be expected in the future to have, a Material Adverse Effect on the Company; (b) confer on a regular and frequent basis with one or more designated representatives of Sunbelt to report operational matters and to report the general status of ongoing operations; and (c) notify Sunbelt of any emergency or other change in the normal course of business or relating to the Real Property or Improvements of the Company and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority or adjudicatory proceedings involving the Company, the Real Property or the Improvements and will keep Sunbelt fully informed of such events and permit Sunbelt's representatives access to all materials prepared in connection therewith. The Stockholder shall give prompt notice to Sunbelt of any notice or other communication from any third person asserting any right, title or interest in any of the Shares held by the Stockholder, including, without limitation, any threat to commence, or notice of the commencement of any action or other proceeding with respect to the Shares held by the Stockholder, or the occurrence of any other event of which the Stockholder has Knowledge which could result in any failure by the Stockholder to consummate the sale of the Shares as contemplated hereby.

         (B) The Stockholder may elect at any time prior to the Closing deliver written notification to Sunbelt of any development or change causing a breach of any of the representations, warranties or covenants in Article 2,
Article 3 or Section 5.3 hereof, which notice shall state that it is being delivered pursuant to this Section 5.9(b). Unless Sunbelt otherwise has the right to terminate this Agreement pursuant to Section 8.1 (e) hereof by reason of the development or change and exercises that right within the period of ten
(10) Business Days referred to in Section 8.1(e), the written notice pursuant to this Section 5.9(b) will be deemed to have amended the relevant Schedules hereto, to have qualified the representations, warranties and covenants contained in Article 2, Article 3 and Section 5.3 hereof, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development or change.

         5.10 ASSURANCE BY THE STOCKHOLDER. The Stockholder shall use his Best Efforts to cause the Company to comply with its respective covenants set forth in this Agreement

         5.11 ANTITRUST IMPROVEMENTS ACT COMPLIANCE. Sunbelt, BAG, the Stockholder and the Company, as applicable, shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice and any notifications required to be filed by the respective "ultimate parent" entities under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein. Sunbelt shall pay the Hart-Scott-Rodino Act filing fee and all legal and other fees, costs and expenses reasonably incurred by any Party relating to such filings. The Parties shall use their Best Efforts to make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the Hart-Scott-Rodino Act to terminate or expire at the earliest possible date, and to resist vigorously, at Sunbelt's expense (including, without limitation, the institution or defense of legal proceedings), any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein; provided, however, that if Sunbelt shall reasonably determine that continuing such resistance is not likely to result in a favorable determination, Sunbelt may, by written notice to the other Parties, terminate this Agreement with the effect set forth in ss.8.2 hereof

         5.12 USE OF BUSINESS NAME. After the Closing Date, Sunbelt and the Company may use the name "Moss Robertson" in connection with business of the Company. After the Closing, neither the Stockholder nor any of his Affiliates shall use the name Moss Robertson in connection with the sale or servicing of new or used automobiles, light-duty trucks or any other motorized vehicles within a thirty (30) mile radius of the Real Property prior to the fifth (5th) year anniversary of the Closing Date. Effective as of the Closing Date, the Company hereby grants to the Stockholder a perpetual, non-exclusive and nontransferable license to use the trade name and trade mark "Moss Robertson", subject to the restrictions set forth above in this Section 5.12. The Stockholder shall not be required to pay for the use of such trade name or trade mark.

         5.13 RELATED PARTY/STOCKHOLDER LOAN. On or before the Closing Date, the Stockholder shall cause the Company to pay, and the Company shall pay, the outstanding principal and all accrued but unpaid interest on any related party/Stockholder loans (the "Stockholder Loans"). For purposes of this Section, the Stockholder Loans shall mean the loans to the Company from Stockholder and his Affiliates as set forth on the Company's Balance Sheet and listed on
SCHEDULE 5.13.

         5.14 STOCK RESTRICTION AGREEMENT. Prior to the Closing Date, any and all stock restriction agreements, buy/sell agreements, shareholder agreements or other similar agreements of the Company (the "Stock Restriction Agreement") shall be terminated in accordance with its terms and the parties thereto shall have released any and all claims arising under or relating to the Stock Restriction Agreement and its termination.

         5.15 PERSONAL ITEMS. The parties acknowledge and agree that the Stockholder may retain certain personal items (which items are not reflected as assets on the Company's Balance Sheet and will not be reflected as assets on the Final Balance Sheet of the Company). These items will include personal pictures, awards and mementos and paintings.

         5.16 CONTINUING INDEMNIFICATION OF OFFICERS AND DIRECTORS; OTHER RELEASE BY STOCKHOLDER. The Stockholder hereby agrees and confirms that except as otherwise provided in this Agreement, as of the Closing he will fully release, acquit and forever discharge the Company from any and all liability, claim, damage, suit, cost, expense or obligation of any nature whatsoever whether known or unknown, arising in respect of or in connection with any time or period of time on or prior to the Closing Date, except for (a) compensation payable by the Company to the Stockholder for services prior to the Closing Date; (b) reimbursable expenses owed to Stockholder on or prior to the Closing; and (c) the Stockholder's rights to indemnification for serving as an officer, director and employee of the Company. Sunbelt and BAG agree that (i) all rights to indemnification existing in favor of any director, officer, employee or agent of the Company (the "Indemnified Parties") as provided in the Articles of Incorporation or Bylaws of the Company or in written indemnification agreements with the Company, in effect as of the date hereof, shall survive the Closing and shall continue in full force and not less than six (6) years from the Closing Date, and (ii) Sunbelt and BAG shall jointly and severally guarantee the performance by the Company of its obligations referred to in this Section 5.16, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims, and Sunbelt's and BAG's guarantee with respect thereto, shall continue until final disposition of any and all such claims. Sunbelt and BAG jointly and severally agree to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company occurring prior to the Closing Date. Without limiting the generality of the foregoing, if any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter occurring prior to the Closing Date, the Company shall pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that Sunbelt shall have the right to approve such Indemnified Party's legal counsel, which approval shall not be unreasonably withheld.

         5.17 RETENTION OF RECORDS; POST-CLOSING ACCESS. Without cost to the Stockholder, Sunbelt and BAG shall cause the Company to retain all books and records of the Company (the "Records") in existence as of the Closing Date for the greater of five (5) years from the Closing Date or such longer period of time as required by applicable statutes, rules and regulations. For a period of not less than five (5) years after the Closing Date, and for such longer period as the Records are maintained, the Stockholder and his agents and representatives shall have reasonable access to the Records at his sole cost and expense for purposes of preparing and filing tax returns, preparing for audits and for all other purposes as the Stockholder may reasonably request from time to time.

         5.18 SPECIAL INDEMNITY. The Parties acknowledge and agree that it is anticipated that the Company will incur tax liability as a result of the Company's expected conversion after the Closing Date from LIFO based accounting methods to FIFO based accounting methods. In contemplation of such anticipated tax liability, an adjustment to FIFO Net Worth (a reduction to the Purchase Price) has been provided under Section 1.2(c) above. It is the Parties' intention that such tax liability will be recognized by the Company after the Closing Date as a C corporation, rather than during any period in which its election to be treated as a Subchapter S corporation is in effect. In short, the Parties intend that the Company, and not the Stockholder, bear any tax liability resulting from the Company's conversion from LIFO based accounting methods to FIFO based accounting methods. If for any reason the tax liability for such conversion from LIFO to

FIFO based accounting methods is properly recognizable by the Stockholder rather than by the Company, then Sunbelt, BAG and the Company shall jointly and severally indemnify and hold the Stockholder, his estate, heirs, representatives and assigns (collectively, the "Tax Indemnitees") harmless from and against any and all taxes and interest suffered, incurred or paid by any of the Tax Indemnitees arising from the Company's conversion or deemed conversion from LIFO based accounting methods to FIFO based accounting methods. The aggregate amount of the indemnification obligations under this Section 5.18 shall be limited to:

         (A) in the event the Company does not report and pay the tax liability resulting from the conversion, the total amount of the actual adjustment under Section 1.2(c) to FIFO Net Worth, plus interest at the Applicable Rate from the Closing Date through the date of the indemnification payment; or

         (B) in the event the Company does report and pay the tax liability resulting from the conversion, the total amount of the actual adjustment under
Section 1.2(c) to FIFO Net Worth, plus the aggregate amount of interest, if any, paid to the Company by the Department of the Treasury and the Georgia Department of Revenue in connection with any refund of any such tax liability payment.

         5.19 RELEASE FROM COMPANY OBLIGATIONS. Sunbelt, BAG and the Company shall use their respective Best Efforts to secure the release of the Stockholder from any and all claims, debts, liabilities and obligations of the Company guaranteed by the Stockholder or for which the Stockholder is otherwise liable, including but not limited to, any dealer charges under or with respect to the Company's dealer codes (collectively, the "Guarantee Liabilities"). Sunbelt, BAG and the Company shall jointly and severally indemnify and hold the Stockholder, his estate, heirs, representatives and assigns (collectively, the "Guarantee Indemnitees") harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses and liabilities incurred or suffered by any of the Guarantee Indemnitees arising from or related to the Guarantee Liabilities.

         5.20 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Stockholder shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Stockholder shall permit Sunbelt and BAG to review and comment on each such Tax Return prior to filing, and shall consider any revisions reasonably requested by Sunbelt or BAG. To the extent permitted by applicable law, the Stockholder shall include any income, gain, loss, deduction or other tax items for such periods on his Tax Returns in a manner consistent with the Schedule K-1s prepared by the Stockholder for such periods.

         5.21 TAX PERIODS BEGINNING ON OR BEFORE AND ENDING AFTER THE CLOSING DATE. Sunbelt shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for Tax periods which begin on or before the Closing Date and end after the Closing Date. BAG and Sunbelt shall permit the Stockholder to review and comment on each such Tax

Return prior to filing and to make such revisions to such Tax Returns as are reasonably requested by the Stockholder.

         5.22     COOPERATION ON TAX MATTERS.

         (A) BAG, Sunbelt, the Company and the Stockholder shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Parties agrees: (A) to retain all books and records within their possession with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any of the Parties, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other Party so requests, each of the other Parties shall allow the other Party to take possession of such books and records.

         (B) Each of the Parties further agrees, upon request, to use its Best Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (C) Each of the Parties further agrees, upon request, to provide the other Parties with all information that any other Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                                    ARTICLE 6

                          CONDITIONS TO THE OBLIGATIONS
                    OF SUNBELT AND BAG TO EFFECT THE CLOSING

         The Obligations of Sunbelt and BAG required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Sunbelt and BAG as provided herein except as otherwise required by applicable law, and Sunbelt and BAG, shall, to the extent within their control, use their respective Best Efforts to cause such conditions to be satisfied:

         6.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct in all material respects as of the Closing. Each of the obligations of the Company, and the Stockholder required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Sunbelt shall have received a certificate, dated the Closing Date and duly executed by the Stockholder that the conditions set forth in the two preceding sentences have been satisfied.

         6.2      AUTHORIZATION; CONSENT.

         (A) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and all collateral agreements, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Company. All filings required to be made under the H.S.R. Act in connection with transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including extensions thereof, shall have expired or been terminated.

         (B) All notices to, and declarations, rulings and registrations with, and material consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons, required to consummate the transactions contemplated hereby and all material Consents or waivers shall have been made or obtained. This Section 6.2 shall not apply to any consents, authorizations, approvals and waivers from any automobile manufacturer.

         6.3 OPINIONS OF THE COMPANY'S AND THE STOCKHOLDER'S COUNSEL. Sunbelt and BAG shall have been furnished with the opinion of the Company's and the Stockholder's counsel, dated the Closing Date, in the form and substance reasonably satisfactory to Sunbelt and BAG and their counsel.

         6.4 ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby or (ii) would impose any limitation on the ability of Sunbelt effectively to exercise full rights of ownership of the Shares. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Sunbelt, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

         6.5 NO MATERIAL ADVERSE EFFECT. During the period from December 31, 1997 to the Closing Date, the Company shall not have suffered a Material Adverse Effect other than dividend distributions and other payments to Stockholder that are not in violation of the terms of this Agreement.

         6.6 NET WORTH. On the Closing Date, the Stockholder shall deliver to Sunbelt a balance sheet of the Company dated as of the most recent practicable date preceding the Closing Date, prepared in accordance with the Accounting Principles as modified by Section 1.2 above (the "Estimated Closing Date Balance Sheet"). As a condition to Sunbelt's performance of its obligations hereunder, the Estimated Closing Date Balance Sheet shall show as of the date thereof) after taking into account the obligation for payment of any of the non-reimbursable fees, costs and expenses incurred by the Company in connection with this Agreement, FIFO Net Worth of no less than $1,000,000.

         6.7 DUE DILIGENCE. Sunbelt shall be reasonably satisfied with the results of their due diligence examination of the Company, the Real Property and the Improvements.

         6.8 REAL ESTATE LEASE. Stockholder shall have executed and delivered the Post-Closing Real Estate Lease attached hereto as Exhibit E.

         6.9 CERTIFICATES. The Stockholder and the Company shall have furnished Sunbelt with a certificate, dated as of the Closing Date, executed by the Stockholder certifying to the fulfillment as required herein and shall have furnished Sunbelt with any other such certificates of its officers as Sunbelt may reasonably request to evidence compliance with the conditions set forth in this Article 6.

         6.10 LEGAL MATTERS. All certificates, instruments, opinions and title documents required to be executed or delivered by or on behalf of the Stockholder and the Company under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Stockholder and the Company in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Sunbelt.

         6.11 APPROVAL OF MANUFACTURER. Each automotive manufacturer of the Company's automotive franchised dealerships shall have consented to, authorized and approved (subject to Sunbelt and BAG fulfilling all requirements to obtain such consent [monetary and otherwise]) the transactions contemplated by this Agreement on terms substantially no less favorable than the terms which the Company is subject to immediately prior to the execution of this Agreement. If Sunbelt does not terminate this Agreement pursuant to Section 8.1(d) hereof within thirty (30) days after their receipt of a Definitive Response (as hereinafter defined) from any automobile manufacturer concerning the transaction contemplated herein, then for all purposes of this Agreement, including, but not limited to, this Section 6.11, the consent of such automobile manufacturer shall be conclusively deemed to have been given to the transactions contemplated herein. For purposes of this Section 6.11, "Definitive Response" shall mean any automobile manufacturer's written response to any notice delivered by the Company of the transactions contemplated hereby, which response withholds consent or conditions consent or further consideration on specified actions or obligations to be undertaken by Sunbelt, BAG, the

Company, the Stockholder and/or any other party; provided, that a response including only a request for additional information shall not be considered a Definitive Response.

         6.12 EMPLOYMENT AGREEMENT. The Stockholder shall have executed and delivered the Employment Agreement.

         6.13 ENVIRONMENTAL LAWS. The Company shall be in substantial compliance with all applicable, material Environmental Laws.

         6.14 NONDISTURBANCE AGREEMENT. The Stockholder (as lessor of the Real Property) shall have obtained from the holder of the security deed encumbering the Real Property a nondisturbance agreement in form and substance reasonably satisfactory to the Company and Sunbelt.

         6.15 TITLE INSURANCE. The Company shall have obtained leasehold title insurance with respect to the Real Property subject to the Post-Closing Real Estate Lease in form and substance reasonably satisfactory to Sunbelt. Sunbelt shall be responsible for the cost of such title insurance and the legal fees and costs for examination of title.

         6.16 LEASE. The Stockholder shall have signed and delivered to the Company the Post-Closing Real Estate Lease and a Memorandum of Lease in form and substance reasonably satisfactory to the Stockholder, Sunbelt and BAG.

         6.17 RESIGNATION OF THE COMPANY'S DIRECTORS. Each of the persons who is a director of the Company on the Closing Date shall have tendered to Sunbelt in writing his or her resignation in such in form and substance as is reasonably satisfactory to Sunbelt.

         6.18 SCHEDULES. The Company and the Stockholder shall have delivered to Sunbelt all Schedules and updates thereof to the Closing Date as referred to in Articles 2 and 3 and such Schedules shall be reasonably acceptable in form and substance to Sunbelt.

         6.19 SUNBELT TRANSACTION. Sunbelt shall have (i) filed with the SEC a registration statement on Form S-1 (the "Registration Statement") covering the offer and sale of the Sunbelt IPO stock; the Registration Statement shall have been declared effective by the SEC and the underwriters named therein shall have agreed to acquire shares of the Sunbelt IPO stock; and the closing of the sale of the Sunbelt IPO Stock to the underwriters shall have occurred simultaneously with the Closing hereunder, or (ii) after the date hereof, fifty percent (50%) or more of the outstanding capital stock of Sunbelt, BAG or any Associate or Affiliate of either, shall have been sold, transferred or otherwise disposed of, whether in a single transaction or in a series of related transactions, to an independent third party in an arms-length transaction (or series of transactions) for fair market value, or (iii) Sunbelt, BAG or any Associate or Affiliate of either, shall have combined with an independent third party in an arms-length transaction (or series of transactions) pursuant to a merger, consolidation or other similar transaction, for fair market value, or (iv) all or substantially all of the assets of Sunbelt, BAG or any Associate or Affiliate of either, shall have been sold, transferred or otherwise disposed of, whether in a single transaction or in a series of related transactions, to an independent third party in an arms-length transaction (or series of transactions) for fair market value.

         6.20 ESCROW AGREEMENT. The Stockholder and the Escrow Agent shall have executed the Escrow Agreement.

         6.21 NON-COMPETITION AND CONFIDENTIALITY AGREEMENT. The Stockholder shall have executed and delivered the Non-competition and Confidentiality Agreement.

         6.22 REGISTRATION RIGHTS AGREEMENT. The Stockholder shall have executed and delivered the Registration Rights Agreement.

                                    ARTICLE 7

                        CONDITIONS TO THE OBLIGATIONS OF
                      THE STOCKHOLDER TO EFFECT THE CLOSING

         The obligations of the Stockholder and the Company required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Company and the Stockholder as provided herein except as otherwise required by applicable law:

         7.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS. Each of the representations and warranties of Sunbelt and BAG contained in this Agreement shall be true and correct as of the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of Sunbelt and BAG required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, the Stockholder shall have been paid by wire transfer in immediately available funds all cash due at Closing, the Escrow Amount shall have been delivered to the Escrow Agent, who along with Sunbelt shall have signed the Escrow Agreement, and the Stockholder shall have received a certificate, dated the Closing Date and duly executed by an officer of Sunbelt and of BAG to the effect that the conditions set forth in the preceding two sentences have been satisfied.

         7.2      AUTHORIZATION OF THE AGREEMENT; CONSENTS.

         (A) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the other documents executed pursuant to the terms hereof, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Sunbelt and BAG. All filings required to be made under the H.S.R. Act in connection with transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such ruling, including extensions thereof, shall have expired or been terminated.

         (B) All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons (including, but not limited to, all automobile manufacturers with whom the Company has a franchise agreement (or comparable instrument) required to consummate the transactions contemplated hereby (which may be conditioned on Sunbelt and/or BAG fulfilling monetary and other obligations to obtain such consents) and all consents or waivers shall have been made or obtained.

         7.3 OPINIONS OF SUNBELT'S AND BAG'S COUNSEL. The Stockholder shall have been furnished with the opinion of The Whicker Law Firm, counsel to Sunbelt and BAG, dated the Closing Date, in the form and substance satisfactory to the Stockholder and his counsel, which opinions, when taken together, shall have been rendered with respect to those matters contained in Sections 4.1 and 4.2 hereof.

         7.4 ABSENCE OF LITIGATION. No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which Stockholder, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

         7.5 REAL ESTATE; LEASES. The Company shall have executed and delivered the Post-Closing Real Estate Lease attached hereto as Exhibit E.

         7.6 CERTIFICATES. Sunbelt and BAG shall have furnished the Stockholder with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by the Stockholder.

         7.7 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Sunbelt and/or BAG under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Sunbelt or BAG in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Stockholder.

         7.8 EMPLOYMENT AGREEMENT. The Employment Agreement shall have been executed and delivered by the Company, BAG and Sunbelt.

         7.9 REGISTRATION RIGHTS AGREEMENT. BAG shall have executed and delivered the Registration Rights Agreement.

         7.10 GUARANTY. BAG and Sunbelt shall have executed and delivered the Guaranty.

                                    ARTICLE 8

                                   TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time prior to Closing:

         (A) by mutual consent of Sunbelt, BAG, the Company and the Stockholder;

         (B) subject to the Parties' rights in this Section 8.1(b) to extend the date of the Closing, by either Sunbelt or the Stockholder if the Closing shall not have taken place on or prior to June 30, 1998, or such later date as shall have been approved by Sunbelt and the Stockholder, which approval may be conditioned or withheld for any reason or no reason whatsoever (provided that the terminating Party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement). By written notice to Sunbelt within ten (10) days prior to the date of the last designated Closing, the Stockholder shall have the right to extend the date of the Closing from June 30, 1998 to September 30, 1998, and if such option is exercised (or Sunbelt exercises its option provided in this Section 8.1(b)), to again extend the date of the Closing from September 30, 1998 to December 31, 1998. So long as Sunbelt and BAG are continuing to use their Best Efforts to effect the Sunbelt IPO and there remains a reasonable probability that the Sunbelt Public Offering Date will occur prior to September 30, 1998, Sunbelt shall have the right to extend the date of the Closing from June 30, 1998 to September 30, 1998 by delivering written notice to the Stockholder within ten
(10) days prior to the date of the last designated Closing;

         (C) by Sunbelt or the Stockholder if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

         (D) by Sunbelt if any of the conditions specified in Article 6 hereof have not been met or waived by Sunbelt at such time and such condition is no longer capable of satisfaction (provided that Sunbelt is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

         (E) by Sunbelt if (i) the Stockholder has within the then previous ten (10) Business Days given Sunbelt any notice pursuant to Section 5.9(b) hereof, and (ii) the development or change that is the subject of the notice has had, or could reasonably be expected to have, a Material Adverse Effect;

         (F)      by the Stockholder if any of the conditions specified in
Article 7 hereof have not been met or waived by the Stockholder at such time and such condition is no longer capable of satisfaction (provided that the Stockholder is not otherwise in material breach of its material representations, warranties, covenants or agreements under this Agreement);

         (G) by Sunbelt on one side or the Stockholder on the other side if there has been a material breach on the part of the other side of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within thirty (30) Business Days following receipt by the breaching Party of written notice of such breach; or

         (H) within twenty (20) days after the Stockholder's and the Company's initial delivery of all of the Schedules referred to in Article 2,
Article 3 or Article 5 hereof, by Sunbelt if Sunbelt determines in its reasonable discretion that any matter disclosed in such Schedules would materially and adversely affect the value or prospects of the Company; provided, that the Company shall have twenty (20) days after receipt of notice from Sunbelt of its intention to terminate this Agreement to resolve or cure any such matter; and provided, further, that Sunbelt shall not have the right to terminate this Agreement under this Section 8.1(h) as a result of any matter of a kind or amount which Sunbelt could reasonably expect to find present with respect to any business of a like kind and size.

         If Sunbelt, the Company or the Stockholder shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effectuated by notice to the other Parties specifying the provision hereof pursuant to which such termination is made.

         8.2 EFFECT OF TERMINATION. Termination of this Agreement shall be deemed an election of remedies, and thus, if this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the Parties under this Agreement will terminate, except that the obligations in Section 5.1, Section 5.2, Section 8.3 and Section 10.2 shall survive.

         8.3 TERMINATION FEE. Within thirty (30) days after the termination of this Agreement by any Party for any reason other than (i) Sunbelt's termination of this Agreement due to a breach of the no shop provisions of
Section 5.5 above, or (ii) the failure to receive the consent of the automobile manufacturers to the transactions contemplated herein (as provided in Section
6.11 hereof), or (iii) Sunbelt's termination of this Agreement pursuant to
Section 8.1(e), or (iv) Sunbelt's termination of this Agreement pursuant to
Section 8.1(h) hereof, Sunbelt shall pay to the Stockholder Fifty Thousand Dollars ($50,000.00) as a termination fee. The Parties hereby acknowledge and agree that the Stockholder's damages from termination of this Agreement will be difficult to ascertain and that the termination fee is a negotiated liquidated damages provision designed to compensate the Stockholder for the costs and expenses incurred in connection with transactions contemplated hereby, including, but not limited to, attorney's fees, time spent in negotiating and working towards the consummation of the transactions contemplated hereby and the opportunity cost of agreeing to the no shop provisions of Section 5.5, and not as a penalty.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 INDEMNIFICATION BY THE STOCKHOLDER. Notwithstanding the Closing or the delivery of the Shares, the Stockholder shall indemnify and fully defend, save and hold harmless Sunbelt, BAG and the Company (after the Closing) (each a "Sunbelt Indemnified Party"), if a Sunbelt Indemnified Party (including the Company after the Closing Date) shall at any time or from time to time suffer any Costs (as defined in Section 9.7 below) arising, directly or indirectly, out of or resulting from, or shall pay or become obligated to pay any sum on account of any and all Stockholder Events of Breach (as defined below). As used herein, "Stockholder Event of Breach" shall be and mean any one or more of the following: (i) any material untruth or inaccuracy in any representation of the Stockholder or the Company in this Agreement or the material breach of any warranty of the Stockholder or the Company contained in this Agreement, including, without limitation, any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document attached to this Agreement by the Stockholder or delivered by the Stockholder to Sunbelt at the Closing, and (ii) any intentional failure of the Stockholder at any time, or the Company prior to the Closing to duly perform or observe any material term, provision, covenant, agreement or condition of such Party in this Agreement on the part of the Stockholder or the Company to be performed or observed at or prior to the Closing.

         9.2 INDEMNIFICATION BY SUNBELT AND BAG. Notwithstanding the Closing, Sunbelt and BAG shall jointly and severally indemnify and fully defend, save and hold harmless the Stockholder and his estate, heirs, representatives and assigns, the Company, and any of their respective officers, directors, employees, advisors, representatives, agents and affiliates (each a "Stockholder Indemnified Party"), if a Stockholder Indemnified Party (including the Company) shall at any time or from time to time suffer any Costs arising, directly or indirectly, out of or resulting from, or shall pay or become obligated to pay any sum on account of any and all Sunbelt Events of Breach (as defined below). As used herein, "Sunbelt Event of Breach" shall be and mean any one or more of the following: (i) any untruth or inaccuracy in any representation of Sunbelt and/or BAG or the breach of any warranty of Sunbelt and/or BAG contained in this Agreement, including, without limitation, any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document furnished pursuant to this Agreement by Sunbelt and/or BAG (or any representative of Sunbelt or BAG) to the Stockholder (or any representative of the Stockholder) and any misrepresentation in or omission from many document furnished to the Stockholder in connection with the Closing, and (ii) any failure of

Sunbelt or BAG duly to perform or observe any term, provision, covenant, agreement or condition on the part of Sunbelt or BAG to be performed or observed under this Agreement.

         9.3      PROCEDURES.

                  (a) For all purposes of this Section 9.3, Sunbelt shall mean and include Sunbelt and BAG as the Sunbelt Indemnified Party. If (i) the Stockholder Event of Breach occurs or is alleged and a Sunbelt Indemnified Party asserts that the Stockholder has or may become obligated to a Sunbelt Indemnified Party pursuant to Section 9.1, or any claim, action, suit or proceeding is begun, made or instituted as a result of which the Stockholder may become obligated to a Sunbelt Indemnified Party hereunder (a "Third Party Claim"), or (ii) a Sunbelt Event of Breach occurs or is alleged and a Stockholder Indemnified Party asserts that Sunbelt has become obligated to a Stockholder Indemnified Party pursuant to Section 9.2, or if any claim, action, suit or proceeding is begun, made or instituted as a result of which Sunbelt may become obligated to a Stockholder Indemnified Party hereunder (a "Third Party Claim") (for purposes of this Article 9, any Sunbelt Indemnified Party and Stockholder Indemnified Party are sometimes referred to as an "Indemnified Party" and Sunbelt and BAG on the one hand or the Stockholder on the other hand is sometimes referred to as an "Indemnified Party," and Sunbelt and BAG on the one hand and the Stockholder on the other hand are sometimes referred to as an "Indemnifying Party," in each case as the context so requires), such Indemnified Party shall give written notice to the Indemnifying Party within ten (10) Business Days after the Indemnified Party becomes aware of such breach or claim in as much detail as is reasonably possible of the basis for the Indemnifying Party's obligation to provide indemnification hereunder.

                  (b) The Indemnifying Party shall have the right to assume the control of the defense of such Third Party Claim with counsel of its choosing, and subject to the restrictions contained in this Section 9.3, shall have the right to settle or compromise any such claim. Such Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of such Indemnified Party's choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If the Indemnifying Party fails timely to defend, contest or otherwise protect against any Third Party Claim against any Indemnified Party for which the Indemnifying Party was given timely written notice of such Third Party Claim by the Indemnified Party, such Indemnified Party shall have the right to do so, including, without limitation, the right to make any reasonable compromise or settlement thereof (with the prior written consent of the Indemnifying Party), and such Indemnified Party shall be entitled to recover the entire Cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid (or of which such Indemnified Party has become obligated to pay) as the result of such Third Party Claim. Failure by the Indemnifying Party to notify such Indemnified Party of its or their election to defend against any such Third Party Claim within fifteen
(15) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its or their right to against defend such Third Party Claim. If the Indemnifying Party assumes the defense of the particular Third Party Claim, the Indemnifying Party shall not, in the defense of such Third Party Claim, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a full release from all liability in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful could materially adversely interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

         9.4 OFFSET. In addition to and not in limitation of all rights of offset that an Indemnified Party may have under applicable law, the Parties agree that, at any Indemnified Party's option, any or all amounts owing to such Indemnified Party under this Article 9 or any other provision of this Agreement or any other liability (other than under the Post-Closing Real Estate Lease) of the other Parties (or any Affiliate (excluding the landlord under the Real Estate Lease) of the other parties) to such Indemnified Party in connection with this Agreement or the transactions contemplated hereby may be recovered by the Indemnified Party by an offset against any or all amounts due to such other Parties pursuant to this Agreement.

         9.5 REMEDIES. Except as provided in Article 8 and Section 10.2 hereof, the remedies provided in this Article 9 constitute the sole and exclusive remedies for recovery against any Party to this Agreement based upon any inaccuracy, untruth, incompleteness or breach of any representation, warranty, covenant or obligation contained herein.

         9.6 LIMITATION ON INDEMNIFICATION. Except for indemnification claims based on fraud, no Sunbelt Indemnified Party shall be entitled to indemnification for any Costs hereunder unless the aggregate amount of Costs incurred by all of the Sunbelt Indemnified Parties exceeds the amount of $250,000, in which event the Sunbelt Indemnified Parties shall be entitled to indemnification for all such Costs in excess of $250,000. Further provided that, except for indemnification claims based on fraud, the maximum liability hereunder of the Stockholder and the Company, in the aggregate shall not exceed the sum of $500,000.

         9.7 DEFINITIONS. For purposes of this Article 9, "Costs" shall mean all liabilities, losses, costs and actual damages and reasonable expenses, reasonable attorneys' fees, reasonable experts' fees, reasonable consultants' fees, and reasonable disbursements of any kind or of any nature whatsoever. The amount of any Cost arising from the breach of any representation, warranty, covenant or agreement shall be the entire amount of any Cost suffered, paid or required to be paid to the respective Indemnified Party as a result of such breach; provided, however, that the liability of a Party under this Agreement shall be limited to direct, actual damages and in any event shall not include any incidental, consequential or special damages, or damages for lost profits.

         9.8 ADJUSTMENTS. Costs as defined in Section 9.7 above arising or resulting from any Stockholder Event of Breach or Sunbelt Event of Breach shall be reduced to the extent of the amount of any tax savings resulting from the indemnified matter to which such Costs relate which are actually realized (or can reasonably be expected to be realized in future years) by the Indemnified Party. Costs as defined in Section
9.7 above, arising or resulting from any Stockholder Event of Breach or Sunbelt Event of Breach shall also be reduced to the extent of the amount of any insurance proceeds payable to the Indemnified Party resulting from the indemnified matter to which such Costs relate.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1     SURVIVAL OF PROVISIONS.

         (A) The respective representations, covenants and agreements of each of the Parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive indefinitely the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Section 10.1(b) below. In the event of a breach of any such representations or covenants, the Party (Sunbelt and BAG on one side, and the Stockholder and the Company (before the Closing) on the other side) to whom such representations or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement, but only so long as such Party (such side) had no knowledge of such breach by the other Party (side) on or before the Closing Date. For purposes of the immediately preceding sentence, "knowledge" of the Company or the Stockholder, shall mean the Knowledge of the Stockholder, and "knowledge" of Sunbelt or BAG shall mean the actual knowledge of any of Ricky Brown, Charles K. Yancey and the accountants of Sunbelt and/or BAG, and shall not include implied or constructive knowledge.

         (B)      Each of the representations and warranties set forth in
Article 2, Article 3 and Article 4 hereof and in any certificate delivered pursuant to Article 6 or Article 7 hereof, and the indemnification obligations set forth in Article 9 hereof shall survive, and not be affected in any respect by the Closing, but shall terminate on the later of (i) the date that is one (1) year after the Closing Date, and (ii) with respect to any claim for which Indemnifying Party receives written notice prior to the expiration of the one
(1) year period after the Closing Date with respect to any breach of such representations and warranties pursuant to Section 9.3 hereof, on the date such claim is finally liquidated or otherwise resolved; provided, however, that

                  (1) indemnification obligations set forth in Article 9 hereof arising from the breach or default of any covenant or provision set forth in Article 5 (other than Sections 5.3 or 5.9 thereof) shall survive indefinitely the Closing Date and the transactions contemplated by this Agreement;



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



                  (2) indemnification obligations set forth in Article 9 arising from any claim based on fraud shall survive indefinitely the Closing Date and the transactions contemplated by this Agreement;

                  (3) indemnification obligations set forth in Article 9 arising from any claim arising from the breach of Sections 2.1, 2.2, 2.3, 2.4(a), 2.22, 3.1, 3.3, 4.1, 4.2, 4.3 or the first sentence of Section 3.2 shall survive indefinitely the Closing Date and the transactions contemplated by this Agreement.

         Notice of any claims or violations must be made within thirty days after discovery.

         10.2 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby through the Closing Date shall be paid by the Party incurring such fees, costs or expenses; provided, however, that if the Closing does not occur and Section 5.5 hereof is breached and if Sunbelt terminates this Agreement solely as a result thereof immediately upon learning of a breach by Stockholder of Section 5.5, then the Company shall pay to Sunbelt, within five (5) Business Days after receipt of a request therefor, an amount equal to all of the legal and other out-of-pocket fees, costs and expenses incurred by Sunbelt in connection with this Agreement and the transactions contemplated hereby.

         10.3 HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         10.4 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service or facsimile transmission or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:

         If to the Company before the Closing Date:

         Robertson Oldsmobile-Cadillac, Inc.
         2355 Browns Bridge Road
         Gainesville, GA 30504
         Attention: E. Moss Robertson, Jr.

         with a copy to (which shall not constitute notice):

         Altman, Kritzer & Levick, P.C.; Attn: Allen D. Altman, Esq. 6400 Powers Ferry Road, N.W.
         Suite 224
         Atlanta, GA 30339



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



         If to the Company after the Closing Date:

         Robertson Oldsmobile-Cadillac, Inc.
         2355 Browns Bridge Road
         Gainesville, GA 30504
         Attention: President

         with a copy to (which shall not constitute notice):

         Stephen C. Whicker, Esq.
         c/o The Whicker Law Firm
         6111 Peachtree Dunwoody Road, NE
         Suite 102-D
         Atlanta, Georgia 30328

         If to the Stockholder:

         E. Moss Robertson, Jr.
         2418 Island Drive
         Gainesville, GA 30503
         with a copy to (which shall not constitute notice):

         Altman, Kritzer & Levick, P.C.
         6400 Powers Ferry Road, N.W.
         Suite 224
         Atlanta, GA 30339
         Attention:  Allen D. Altman, Esq.

         If to Sunbelt or BAG:

         Boomershine Automotive Group, Inc.
         2150 Cobb Parkway
         Smyrna, Georgia 30080

         with a copy to (which shall not constitute notice):

         Stephen C. Whicker, Esq.
         c/o The Whicker Law Firm
         6111 Peachtree Dunwoody Road, NE
         Suite 102-D
         Atlanta, Georgia 30328
or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

         10.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto (and with respect to the Stockholder, the personal representatives and heirs of the Stockholder) and their respective successors and permitted assigns, and the provisions of Article 9 hereof shall inure to the benefit of the Indemnified Parties referenced to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Parties. Notwithstanding the foregoing, Sunbelt shall have the unrestricted right to assign this Agreement and to delegate all or any part of their obligations hereunder to BAG, but in such event Sunbelt shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

         10.6 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) embody the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings between the Parties with respect thereto and all prior drafts of this Agreement, including, but not limited to, the Stock Purchase Agreement dated effective as of January 3, 1998, by and among BAG, Sunbelt Georgia IV, Inc., the Company and the Stockholder. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein. Prior drafts of this Agreement shall not be used as a basis for interpreting this Agreement

         10.7 WAIVER AND AMENDMENTS. The Stockholder, the Company and Sunbelt may by written notice to the other Parties (i) extend the time for the performance of any of the obligations or other actions of the other Parties,
(ii) waive any inaccuracies in the representations or warranties of the other Parties contained in this Agreement, (iii) waive compliance with any of the covenants of the other Parties contained in this Agreement, (iv) waive performance of any of the obligations of the other Parties created under this Agreement, or (v) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

         10.8 BAG GUARANTY. BAG hereby absolutely, unconditionally and jointly and severally guarantees the full, prompt and faithful performance by Sunbelt of all covenants and obligations to be performed by Sunbelt under this Agreement, including, but not limited to, the payment of all sums and delivery of all documents, instruments and stock certificates by Sunbelt pursuant to this Agreement. If Sunbelt fails to fully perform all such covenants and obligations in accordance with their terms or pay all or any part of such sums when due, BAG will perform all such covenants and obligations in accordance with their terms and immediately pay to the Stockholder the amount due and unpaid by Sunbelt, it being understood that each such covenant or obligation and each obligation to pay any such amount constitutes the direct and primary obligation of BAG. BAG hereby waives presentment, demand of payment, protest, dishonor, notice of protest or dishonor, and notice of acceptance of the guaranty set forth in this
Section 10.8 and all rights to require Stockholder or the Company to proceed against Sunbelt, or to pursue any other remedy either or both may have against Sunbelt in the event of a breach by Sunbelt of any obligation or covenant contained in this Agreement. If Sunbelt is not liable to perform any such obligation or covenant because the act creating such obligation or covenant is ultra vires, unauthorized or set aside by operation of law, and for such reason such obligation or covenant cannot be enforced against Sunbelt, such fact shall not affect BAG's liability under this Section 10.8. In the event of termination, liquidation, dissolution or bankruptcy of Sunbelt, this unconditional guaranty shall continue in full force and effect.

         10.9 GOVERNING LAW; COUNTERPARTS. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the laws of any other jurisdiction to apply. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         10.10 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

         10.11 SCHEDULES. Disclosure of any matter in any provision, subprovision, section, subsection or Schedule hereto or in the Financial Statements shall be considered as disclosure pursuant to any other provision, subprovision, Section or subsection of this Agreement or Schedule to this Agreement.

         10.12 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         10.13 REMEDIES. The remedies provided for in this Agreement, including termination of this Agreement as set forth in Article 8, indemnification as set forth in Article 9, the payment of certain fees, costs and expenses as set forth in Section 10.2, shall be the exclusive remedy of a Party for a breach of this Agreement, the Parties hereto having no right to seek any other remedy in law or equity in lieu of or in addition to any remedies provided in this Agreement.

         10.14 TIME IS OF THE ESSENCE. Time is of the essence for purposes of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        SUNBELT AUTOMOTIVE GROUP, INC.

                                        By: /s/ Charles K. Yancey
                                           ------------------------------------
                                        Name:   Charles K. Yancey
                                             ----------------------------------
                                        Title:  Chief Executive Officer
                                              ---------------------------------

                                        BOOMERSHINE AUTOMOTIVE GROUP, INC.

                                        By:    /s/ Charles K. Yancey
                                           ------------------------------------
                                        Name:  Charles K. Yancey
                                             ----------------------------------
                                        Title: Secretary and Treasurer
                                              ---------------------------------

                                        ROBERTSON OLDSMOBILE-CADILLAC, INC.

                                        By: /s/ E. Moss Robertson, Jr.
                                           ------------------------------------
                                           E. Moss Robertson, Jr., President

                                        Attest: /s/ Lindsay B. Robertson,
                                               --------------------------------
                                                Lindsay B. Robertson, Secretary



                       (Signatures Continued on Next Page)

                    (Signatures Continued from Previous Page)

                                            STOCKHOLDER:


                                            /s/ E. Moss Robertson, Jr.
                                            -----------------------------------
                                            E. Moss Robertson, Jr.